                                                                     EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

     AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of December 2, 1997 (this "Agreement"), by and among Gart Sports Company, a Delaware corporation ("Holdings"), Gart Bros. Sporting Goods Company, a Colorado corporation and wholly-owned subsidiary of Holdings ("Sporting"), GB Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Acquisition") and Sportmart, Inc., a Delaware corporation (the "Company").

     WHEREAS, Holdings, Sporting and the Company are parties to an Agreement and Plan of Merger (the "Original Agreement"), dated as of September 28, 1997 (the "Original Execution Date"), and such parties desire to amend and restate the Original Agreement in its entirety as set forth herein:

     WHEREAS, the Boards of Directors of Holdings, Sporting Acquisition and the Company have each approved and deem it advisable and in the best interests of their respective stockholders to consummate the combination of the Company and Acquisition upon the terms and subject to the conditions of this Agreement;

     WHEREAS, it is intended that the combination be accomplished by a merger of Acquisition with and into the Company (the "Merger");

     WHEREAS, each of Holdings, Sporting Acquisition and the Company intend that the Merger will be treated as a tax free reorganization which meets the requirements of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement in accordance with the provisions of Sections 203 and 251 of the Delaware General Corporation Law (the "DGCL"), and has resolved, subject to the terms of this Agreement, to recommend the approval and adoption of the Merger by its stockholders;

     WHEREAS, the holders (the "Company Principals") of more than 60% of the outstanding Company Voting Stock (as herein defined) have, pursuant to a Stockholder Agreement dated as of September 28, 1997, as amended and restated as of the date hereof (the "Stockholder Agreement"), agreed to vote in favor of the Merger;

     WHEREAS, the Boards of Directors of Holdings, Sporting and Acquisition each has approved the transactions contemplated by this Agreement and Green Equity Investors, L.P. (the "Fund"), the holder of approximately 85% of the outstanding Holdings Common Stock (as herein defined), and Holdings, as the sole stockholder of each of Sporting and Acquisition, has each approved and adopted this Agreement and the transactions contemplated hereby in accordance with Sections 228 and 251 of the DGCL and Sections 7-108-202 and 7-107-104 of the Colorado Business Corporation Act (the "CBCA"); and

     WHEREAS, this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of the Company for their adoption and approval.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions contained in this Agreement, and in accordance with the DGCL, at the Effective Time (as herein defined), Acquisition shall be merged with and into the Company, the separate corporate existence of Acquisition shall thereupon cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. In accordance with the DGCL, all of the rights, privileges, powers, immunities, purposes and franchises of Acquisition and the Company shall vest in the Surviving Corporation and all of the debts, liabilities, obligations and duties of Acquisition and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Altheimer & Gray, 10 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, at 10:00 a.m., local time, on the second business day after which all of the conditions set forth in Article VII are first satisfied or waived ((the date of such first satisfaction or waiver being the "Conditional Date") (provided that all such conditions continue to be so satisfied or waived on such second business day, and if not so satisfied or waived, the Closing shall be automatically extended from time to time until the first subsequent business day on which all such conditions are again so satisfied or waived, subject, however, to Section 8.1(b)), or on such other date and at such other time and place as Holdings and the Company shall agree (the date on which the Closing actually occurs being referred to herein as the "Closing Date").

     Section 1.3 Filing; Effective Time. On the date of the Closing, Holdings and the Company will cause a Certificate of Merger to be properly executed and filed pursuant to Section 251 of the DGCL. The Merger shall become effective at such time as agreed in writing by Holdings and the Company and specified in the Certificate of Merger (or if the parties cannot agree on a time, the Certificate of Merger shall specify 9:15 a.m., eastern time, on the next business day following the day of the filing of the Certificate of Merger). Such filing shall be made contemporaneously with the Closing. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Merger shall become effective.

     Section 1.4 Certificate of Incorporation and By-Laws of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A-1 hereto (the "Surviving Corporation Charter"). The By-Laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated as of the Effective Time as set forth in Exhibit B-1 hereto.

     Section 1.5 Directors and Officers. The officers and directors of the Surviving Corporation shall be the officers and directors of Acquisition at the Effective Time, and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or By-Laws of the Surviving Corporation or as otherwise provided by law.

     Section 1.6 Certificate of Incorporation and By-Laws of Holdings. At the Effective Time, the Certificate of Incorporation of Holdings, as in effect immediately prior to the Effective Time, shall be amended and restated as set forth in Exhibit A hereto (the "Holdings Charter"). The By-Laws of Holdings as currently in effect shall be amended and restated as of the Effective Time as set forth in Exhibit B-2 hereto.

     Section 1.7  Directors of Holdings; Certain Share Treatment.

     (a) The Board of Directors of Holdings at the Effective Time and for a period of three years thereafter shall consist of seven directorships. Initially, five of such directorships shall be the following individuals: John Douglas Morton, Jonathan A. Sokoloff, Jennifer Holden Dunbar, Daniel A. Siegel and one individual nominated by Holdings, it being understood that this list of individuals may be supplemented or amended from time to time by Holdings prior to the Effective Time (with the consent of the Company which shall not be unreasonably withheld) and two of such directorships shall be filled by the two members of the Board of Directors of the Company designated within 30 days after the Effective Time by a majority of the persons who so constitute such Board of Directors of the Company immediately prior to the Effective Time, each of which seven directors shall serve until Holdings' 1998 annual meeting of stockholders. Holdings agrees that Messrs. Larry Hochberg and Andrew Hochberg will be nominated to serve as directors for a one year term commencing at Holdings' 1998 annual meeting of stockholders, and Holdings will use its best efforts to cause the election thereof provided that the Company Principals own at least 75% of the Holdings Common Stock that they receive in the Merger on the date of mailing of Holdings' proxy materials with respect to such meeting (provided that if the Company principals own more than 50% but less than 75% of the Holdings Common Stock that they receive in the Merger on the date of mailing of Holdings' proxy materials with respect to such meeting, Holdings agrees that one of Messrs. Larry Hochberg or Andrew Hochberg (in

Holdings' discretion) will be nominated to serve as director and Holdings will use its best efforts to cause the election thereof) and that one of them (in Holdings' discretion) will be nominated for election as a director at Holdings' 1999 annual meeting of stockholders provided that the Company Principals own at least 50% of the Holdings Common Stock that they receive in the Merger on the date of mailing of Holdings' proxy materials with respect to such meeting. In the event that either or both of Messrs. Larry Hochberg and Andrew Hochberg are unwilling or unable to serve as a director of Holdings as provided above, replacement nominee(s) shall be chosen by a majority in interest of the Company Principals and Holdings will use its best efforts to cause the election thereof.

     (b) For a period of 18 months from and after the Effective Time, Holdings covenants and agrees that no merger, consolidation or other extraordinary transaction involving holders of Holdings Common Stock, shall be entered into by Holdings or any of its Subsidiaries unless all such holders are treated equally with respect to their Holdings Common Stock in such transaction or unless otherwise approved by the independent directors of Holdings.

                                   ARTICLE II

                              CONVERSION OF SHARES

     Section 2.1 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of capital stock of the Company, Holdings, Sporting or Acquisition:

     (a) Each share of Common Stock, par value $.01 per share, of the Company ("Company Voting Stock") and each share of Class A Common Stock, par value $.01 per share, of the Company ("Company Non-Voting Stock" and together with the Company Voting Stock, the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into, and shall thereafter represent only, the right to receive the Conversion Number (as herein defined) of duly issued, validly authorized, fully paid and nonassessable shares of Common Stock, par value $.01 per share, of Holdings ("Holdings Common Stock"). For purposes hereof, the "Conversion Number" shall mean Holdings' Share Consideration (as defined below) divided by the Company's "Equivalent Shares Outstanding." "Equivalent Shares Outstanding" shall mean the number of shares of common stock (of any class) of Holdings or the Company, as the case may be, outstanding, including the number of shares of common stock (of any class) outstanding pursuant to any restricted stock plan, plus the number of Equivalent Option Shares of Holdings or the Company, as applicable. "Equivalent Option Shares" shall be the quotient of (a) the result of (i) the product of (x) the number of shares of common stock purchasable upon exercise of outstanding options (whether or not vested) with exercise prices less than the applicable Closing Price of Holdings or the Company, as the case may be, multiplied by (y) the applicable Closing Price minus (ii) the sum of the exercise prices of all such options included in clause (i) divided by (b) the Closing Price of Holdings or the Company, as applicable. The "Closing Price" of the Company shall be the weighted average of the closing prices of the Company Voting Stock and the Company Non-Voting Stock each as reported on the Nasdaq National Market. The "Closing Price" of Holdings shall be the quotient of (a) the product of 2.636364 multiplied by the Closing Price of the Company multiplied by the Company's Equivalent Shares Outstanding divided by (b) Holdings' Equivalent Shares Outstanding. The Closing Price of Holdings shall be determined by a trial and error method using multiple iterations and the same methodology used to determine the Company's Equivalent Shares Outstanding. "Holdings Share Consideration" shall be the product of Holdings' Equivalent Shares Outstanding multiplied by 0.37931. All determinations with respect to the foregoing shall be made as of the Effective Time (using the last full trading day prior thereto with respect to the Closing Price of the Company).

     (b) All shares of Company Common Stock that are owned by the Company as treasury stock shall automatically be canceled and retired and shall cease to exist and no cash, Holdings Common Stock, or other consideration shall be delivered or deliverable in exchange therefor.

     (c) All shares of Company Common Stock to be converted pursuant to Section 2.1(a), issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the consideration set forth in Section 2.1(a) for each share of Company Common Stock held by them.

     (d) Each share of Common Stock, par value $.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

     Section 2.2  Exchange Procedures.

     (a) Holdings shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent hereunder (the "Exchange Agent"). Immediately following the Effective Time, Holdings shall deliver, in trust, to the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing the shares of Holdings Common Stock issuable pursuant to Section 2.1 in exchange for shares of Company Common Stock (the "Exchange Fund").

     (b) As soon as practicable after the Effective Time, Holdings and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a form of letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and (ii) instructions for use in surrendering such Certificates in exchange for certificates representing shares of Holdings Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates representing that number of whole shares of Holdings Common Stock into which the shares of Company Common Stock represented by the surrendered Certificate have been converted at the Effective Time pursuant to Section 2.1 hereof, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 2.3 hereof and (C) cash in lieu of any fractional shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.4 hereof, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed from and after the Effective Time to represent only the right to receive upon such surrender the shares of Holdings Common Stock, cash in lieu of any fractional shares of Holdings Common Stock in accordance with Section 2.4 hereof and any dividends or distributions on Holdings Common Stock in accordance with Section 2.3 hereof. In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any cash for fractional shares to be received in the Merger. Neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Shares of Holdings Common Stock to be issued in the Merger shall be issued as of, and be deemed to be outstanding as of, the Effective Time. Holdings shall cause all such shares of Holdings Common Stock to be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

     (c) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings and the Surviving Corporation, the giving by such person of an indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable certificate representing shares of Holdings Common Stock in accordance with
Section 2.1 hereof, any cash in lieu of fractional shares of Holdings Common Stock to which the holders thereof are entitled pursuant to Section 2.4 hereof and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3 hereof.

     Section 2.3 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Holdings Common Stock, or are payable to the holders of record thereof who became such on or after the Effective Time, shall be paid to any person entitled by reason of the Merger to receive certificates representing shares of Holdings Common Stock, and no distribution of cash consideration and no cash payment in lieu of any fractional share of Holdings Common Stock shall be paid to any person pursuant to Section 2.4 hereof, until such person shall have surrendered its Certificate(s) as provided in Section 2.2 hereof (or such person shall have complied with Section 2.2(c) hereof). Subject to applicable law, Holdings shall cause to be paid to each person receiving a certificate representing such shares of Holdings Common Stock, (i) at the time of such receipt the amount of any dividends or other distributions theretofore paid with respect to the shares of Holdings Common Stock represented by such certificate and having a record date on or after the Effective Time, and (ii) at the appropriate payment date the amount of any dividends or other distributions payable with respect to the shares of Holdings Common Stock represented by such certificate which dividends or other distributions have a record date on or after the Effective Time and a payment date on or subsequent to such receipt. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Holdings Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of such certificate representing shares of Holdings Common Stock and the distribution of such cash payment in a name other than that of the registered holder of the Certificate so surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Holdings, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Holdings, the Surviving Corporation or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Holdings, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding was made by Holdings, the Surviving Corporation or the Exchange Agent.

     Section 2.4 Fractional Shares. No certificates or scrip representing fractional shares of Holdings Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to shares shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Holdings. In lieu of any such fractional share of Holdings Common Stock, Holdings shall pay to each former stockholder of the Company who otherwise would be entitled to receive a fractional share of Holdings Common Stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying (i) the closing sales price of the Holdings Common Stock on the Nasdaq National Market (or other principal exchange or market in which such stock is traded) on the first day of trading thereof following the Effective Time (the "Fractional Share Price") by (ii) the fractional interest in a share of Holdings Common Stock to which such holder would otherwise be entitled. Holding shall make available to the Exchange Agent, and cause to be paid by the Exchange Agent, cash for this purpose.

     Section 2.5 Return of Exchange Fund. Any portion of the certificates representing shares of Holdings Common Stock together with any cash in lieu of fractional shares payable pursuant to Section 2.4 hereof and any dividends or distributions payable pursuant to Section 2.3 hereof, which remains undistributed to the former holders of Company Common Stock for one year after the Effective Time shall be delivered to Holdings, upon its request, and any such former holders who have not theretofore surrendered to the Exchange Agent their Certificate(s) in compliance with this Article II shall thereafter look only to Holdings for payment of their claim for shares of Holdings Company Stock, any cash in lieu of fractional shares of Holdings Common Stock and any dividends or distributions with respect to such shares of Holdings Common Stock (in each case, without interest thereon). The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Holdings, on a daily basis. Any interest and other income resulting from such investments shall be paid to Holdings.

     Section 2.6  Options.

     (a) Following the Effective Time, each outstanding option to purchase shares of Holdings Common Stock shall remain outstanding and unchanged.

     (b) Effective at the Effective Time, Holdings hereby assumes the Company's obligations with respect to its stock options, as follows. Not later than the Effective Time, each option to purchase shares of Company Common Stock (each a "Company Stock Option") which is outstanding immediately prior to the Effective Time pursuant to any stock option plan or stock incentive plan of the Company in effect on the Original Execution Date and which plan is identified on the Company Disclosure Schedule (the "Company Stock Plans") shall become and represent an option to purchase the number of shares of Holdings Common Stock (a "Substitute Company Option"), increased to the nearest whole share, determined by multiplying (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by (ii) the Conversion Number, at an exercise price per share of Holdings Common Stock (increased to the nearest whole cent) equal to the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by the Conversion Number. After the Effective Time, except as provided above in this
Section 2.6, each Substitute Company Stock Option shall be exercisable upon the same terms and conditions as were applicable to the related Company Stock Option immediately prior to the Effective Time, and each Substitute Company Option shall, subject to the accelerated vesting contemplated by this paragraph, be vested to the extent provided in the related Company Stock Plan or the option agreement with respect to the related Company Stock Option, as the case may be. This Section 2.6 shall be subject to any contrary provision contained in the applicable Company Stock Plan or in the option agreement with respect to any Company Stock Option outstanding thereunder, but, subject to the other provisions of this Agreement, prior to the Effective Time, the Company, and after the Effective Time, Holdings shall each use its reasonable best efforts to obtain any necessary consents of the holders of such Company Stock Options to effect this Section 2.6. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of the Company (or the Compensation Committee thereof) may, at any time prior to the Effective Time, provide for the acceleration of the vesting of Company Stock Options and restricted shares of Company Common Stock under the Sportmart, Inc. Restricted Stock Plan in connection with the Merger, provided that such accelerated vesting shall only be applicable to persons (i) whose employment with the Company (or the Surviving Corporation) is terminated by Holdings, the Company or the Surviving Corporation at (or in anticipation of) the Effective Time or thereafter by Holdings or the Surviving Corporation within six months following the Effective Time or thereafter by such persons within six months following the Effective Time under circumstances that constitute "Good Reason" as defined under the Company Severance Plan in effect on the Original Execution Date or (ii) who do not at the Effective Time have at least a comparable position with Holdings and the Surviving Corporation to the position that they had with the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Section, the conversion of Company Stock Options pursuant to any "stock purchase plan" within the meaning of Code section 423 to Substitute Company Options shall be made in accordance with Code section 424(a).

     (c) There shall be no restrictions on selling shares of Holdings Common Stock acquired pursuant to Substitute Company Options, except as required by law or pursuant to the Registration Rights Agreement referenced in Section 7.3(h) hereof (the "Registration Rights Agreement"). If such sales are restricted by law, the Substitute Company Options (other than any options pursuant to any "stock purchase plan" within the meaning of Code section 423) shall remain exercisable for a period of at least 90 days (or, if shorter, the remainder of the term of the Substitute Company Option, without regard to early termination provisions) after the lapsing of such restriction if such Substitute Company Options were outstanding when the restrictions became applicable to the selling of shares of Holdings Common Stock acquired pursuant to Substitute Company Options.

     (d) At the Effective Time, Holdings shall register under the Securities Act on Form S-8 or another appropriate form all Substitute Company Options and all shares of Holdings Common Stock issuable pursuant to all such Options.

     Section 2.7 Closing of Transfer Books. At the Effective Time, no transfer of shares of Company Common Stock shall thereafter be made, and the stock transfer books of the Company shall be closed. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article II.

     Section 2.8 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition and the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out the purposes of this Agreement, the officers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Acquisition and the Company or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

                                                 ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Company Disclosure Schedule delivered by the Company to Holdings in connection with the execution of the Original Agreement (the "Company Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty and any other representation and warranty to which the disclosure on its face relates), the Company represents and warrants, as of the Original Execution Date and only with respect to facts and circumstances then in existence (except with respect to Sections 3.5, 3.7 and 3.8, which are expressly remade as of the date hereof), to Holdings as follows:

     Section 3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, financial condition, or results of operations of the Company and its Subsidiaries taken as a whole, or, if applicable, the ability of the Company to consummate the Merger and the other transactions contemplated by this Agreement (a "Company Material Adverse Effect"). For purposes of this Agreement, a "Company Material Adverse Effect" shall not be deemed to have occurred as a result of: (i) a decline in the actual or potential future financial performance or operations of the Company provided that the Company has operated its business in accordance with
Section 5.1 and otherwise consistent with its past practices, (ii) losses of employees or other matters related to the transactions contemplated hereby (including, without limitation, the public announcement thereof), (iii) opening of stores, or the announcement of planned store openings, by competitors or (iv) facts and circumstances unless such facts and circumstances are of such a fundamental and extraordinary nature that no reasonable person could dispute that such a "material adverse change" has occurred, or (v) any effect or consequence of, or related to, any of the Pack Boot Inventory (as defined in the Agreement made and entered into as of November 3, 1997, by and between the Company and Sporting (the "Pack Boot Agreement")), the Additional Ski Inventory (as defined in the Pack Boot Agreement), or any transaction pursuant to either the Pack Boot Agreement or the Consignment Agreement, made and entered as of November 3, 1997, by and between the Company and Sporting (the "Consignment Agreement"). As used in this Agreement, a "Subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

     Section 3.2 Certificate of Incorporation and By-Laws. Complete and correct copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended as of the Original Execution Date, of the Company and each of its Subsidiaries have been made available to Holdings. The Certificates of Incorporation, By-laws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

     Section 3.3  Capitalization.

     (a) As of the Original Execution Date, the authorized capital stock of the Company consists of 5,000,000 shares of Preferred Stock, par value $.01 per share ("Company Preferred Stock"), 50,000,000 shares of Company Voting Stock and 50,000,000 shares of Company Non-Voting Stock. At the close of business on September 25, 1997: (i) no shares of Company Preferred Stock were outstanding;
(ii) 5,148,833 shares of Company Voting Stock were outstanding; (iii) 7,736,680 shares of Company Non-Voting Stock were outstanding; (iv) 250,000 shares of restricted Company Non-Voting Stock were outstanding pursuant to the Sportmart, Inc. Restricted Stock Plan and (v) 154,581 shares of unissued Company Voting Stock and 1,176,739 shares of unissued Company Non-Voting Stock were subject to issuance upon the exercise of outstanding stock options listed in the Company Disclosure Schedule. All outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. No shares of Company Common Stock are owned by any direct or indirect Subsidiary of the Company.

     (b) Except as described in this Section 3.3 and as contemplated by this Agreement (i) no shares of capital stock or other equity securities of the Company are authorized, issued or outstanding, or reserved for issuance, and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of the Company or any of its Subsidiaries, requiring the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither the Company nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity which would be material in value to the Company; and
(iv) there are no voting trusts, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries.

     Section 3.4 Company Subsidiaries. The Company Disclosure Schedule sets forth a list of each Subsidiary of the Company; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by the Company or any Subsidiary of the Company, and the identity of such owner; the capital stock reserved for future issuance pursuant to outstanding options or other agreements; and the identity of all parties to any such option or other agreement. Each Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Company has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of the Company is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of the Company's Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all pledges, claims, options, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or equivalent organizational documents or any agreement to which such Subsidiary is a party.

     Section 3.5  Corporate Authority.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval and adoption of the Company's stockholders with respect to this Agreement and the transactions contemplated, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by its Board of Directors and, except for the approval and adoption of the Company's stockholders with respect to this Agreement and the transaction contemplated, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Proxy Statement (as herein defined) filed with the SEC was duly authorized by the Board of Directors of the Company.

     (b) Prior to execution and delivery of this Agreement, the Board of Directors of the Company (at a meeting duly called and held) has (i) approved this Agreement, the Merger and the other transactions contemplated hereby and thereby (including, without limitation, the entry by the Company Principals into the Stockholder Agreement), and such approval is sufficient to render inapplicable to the Merger and all of such other transactions the provisions of
Section 203 of the DGCL, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the holders of the Company Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to the Company's stockholders for approval and adoption at the stockholders meeting contemplated by Section 6.4(a) hereof (it being understood that such determination is subject to any future determination by the Board of Directors of the Company, in good faith and as advised by outside counsel, that such recommendation would be inconsistent with the fiduciary obligations of the Board of Directors of the Company under applicable law). The affirmative vote of the holders of a majority of the outstanding shares of Company Voting Stock is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement.

     Section 3.6 Compliance with Applicable Law. Except as set forth in the Company Disclosure Schedule, (i) the Company and each of its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities (as hereinafter defined) necessary for the conduct of their respective businesses ("Company Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Company Material Adverse Effect, (ii) with respect to the Company Permits, to the knowledge of the Company no action or proceeding is pending or threatened that would reasonably be expected to have a Company Material Adverse Effect, (iii) the business of the Company and its Subsidiaries is being conducted in compliance with all applicable laws, ordinances, regulations, judgments, decrees or orders ("Applicable Law") of any federal, state, local, foreign or multinational court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or administrative agency or commission (a "Governmental Entity"), except for violations or failures to so comply that would not have a Company Material Adverse Effect, and (iv) to the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened, other than, in each case, those which would not reasonably be likely to have a Company Material Adverse Effect.

     Section 3.7 Non-Contravention. Except as set forth on the Company Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license (any of the foregoing, a "Contract") applicable to the Company or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or
(iii) subject to the governmental filings referenced in clause (i) of Section 3.8, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Company Material Adverse Effect.

     Section 3.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any state securities or "Blue Sky" law, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware,
(iii) such consents, approvals, authorizations, permits, filings and notifications listed in the Company Disclosure Schedule and (iv) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.9 SEC Documents and Other Reports. The Company has filed on a timely basis all documents required to be filed prior to the Original Execution Date by it with the Securities and Exchange Commission (the "SEC") since January 30, 1994 (the "Company SEC Documents"). Complete and correct copies of the Company SEC Documents have been made available to Holdings. As of their respective dates, or if amended as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and none of the Company SEC Documents as of the date thereof contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Complete and accurate copies of the unaudited consolidated balance sheet, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) of the Company, all as of and for the four week period ended August 31, 1997 (the "Interim Financial Information") have been provided to Holdings. The consolidated financial statements of the Company included in the Company SEC Documents and the Interim Financial Information fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as of and for the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since February 2, 1997, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP.

     Section 3.10 Absence of Certain Changes or Events. Except to the extent disclosed in the Company Disclosure Schedule, since February 2, 1997 the Company and their Subsidiaries have conducted their businesses and operations in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by the Company on any class of its capital stock.

     Section 3.11 Actions and Proceedings. Except as set forth in the Company Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, to the knowledge of the Company, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or threatened against the Company or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of the Company, any of the Company's or its Subsidiaries' current or former directors or officers or any other person whom the Company or any of its Subsidiaries has agreed to indemnify, that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, there are no facts or circumstances specific to the Company which, if known to a third party, would reasonably be expected to result in such a suit or proceeding which could be expected to have a Company Material Adverse Effect.

     Section 3.12 Contracts. Each Contract entered into by the Company or any of its Subsidiaries is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect and there are no defaults by the Company or any of its Subsidiaries or, to the knowledge of the Company, another party thereto, thereunder, except those defaults that would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as a whole. All Contracts which are material to the business, financial condition, results of operations or prospects of the Company and its Subsidiaries taken as a whole, are listed in the Company Disclosure Schedule.

     Section 3.13  Taxes.

     (a) As used in this Agreement, the following terms shall have the following meanings: the term "Taxes" means all federal, state, local, foreign and other net income, gross income, gross receipts, sales use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, estimated, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest any penalties, additions to tax or additional amounts with respect thereto; and the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto.

     (b) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by the Company and any of its Subsidiaries. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or such Subsidiary or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

     (c) With respect to all amounts in respect of Taxes imposed upon the Company and any of its Subsidiaries, or for which the Company or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by the Company or any of its Subsidiaries, to taxing authorities or others, on or before the Original Execution Date have been paid.

     (d) No issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by the Company or any of its Subsidiaries. No waivers of statutes of limitation with respect to such Returns have been given by or requested from the Company or any of its Subsidiaries. The Company Disclosure Schedule sets forth (i) the taxable years of each of the Company and its Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the financial statements contained in the Company SEC Documents or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the financial statements.

     (e) Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

     (f) Neither the Company nor any of its Subsidiaries has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (g) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

     (h) The unpaid Taxes of the Company and its Subsidiaries do not exceed (and at the Effective Time will not exceed) the reserve for tax liability with respect to the Company and its Subsidiaries (excluding any reserve for deferred Taxes to the extent such reserve reflects timing differences between book and tax income) set forth or included in the latest consolidated financial statements included in the Company SEC Documents as adjusted in accordance with the past practices of the Company and its Subsidiaries for items of income, gain, loss, and expense arising and accruals and transactions occurring after the latest balance sheet date in such Company SEC Documents.

     (i) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

     (j) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations other than with respect to foreign shareholders.

     (k) No breach of any of the foregoing representations and warranties in this Section 3.13 shall be deemed to exist unless such breach would have a Company Material Adverse Effect.

     (l) To the knowledge of the Company there is no plan or intention on the part of the Company's stockholders to sell, exchange or otherwise dispose of a number of shares of Holdings Common Stock received by them for shares of Company Common Stock pursuant to the Merger, nor to enter into any puts, calls, straddles, spreads or similar transactions, that would reduce the Company's stockholders' ownership for U.S. federal income tax purposes of Holdings Common Stock to a number of shares having a value, as of the Effective Time, of less than 50 percent of the value of all of the formerly outstanding stock of the Company as of the same date. For purposes of this representation, shares of Company Common Stock surrendered by dissenters or exchange for case in lieu of fractional shares of Holdings Common Stock are treated as outstanding shares of Company Common Stock at the Effective Time. Moreover, shares of Company Common Stock and shares of Holdings Common Stock held by the Company's stockholders and otherwise sold, redeemed or disposed of prior to or subsequent to the Merger will be considered in making this representation.

     (m) At the Effective Time, the fair market value of the assets of the Company will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which such assets are subject.

     Section 3.14 Title to Properties; Encumbrances. Except as described in the following sentence, each of the Company and its Subsidiaries has good, valid and, in the case of real property, marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in the consolidated balance sheet of the Company and its Subsidiaries as of February 2, 1997 included in the Company SEC Documents (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since such date), except for such title or interest the failure of which to have would not have, individually or in the aggregate, a Company Material Adverse Effect. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as set forth in the Company Disclosure Schedule or (ii) imperfections of title and Liens, if any, which do not detract from the value of the property or assets subject thereto in a manner material to the Company and do not materially impair the business or operations of the Company and its Subsidiaries taken as a whole.

     Section 3.15 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights (collectively, the "Company Intellectual Property") necessary to carry on their respective businesses as currently conducted except where the failure to own or have a valid license to use such would not have a Company Material Adverse Effect; and neither the Company nor any such Subsidiary has received any notice of infringement of or conflict with, and, to the Company's knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Company Intellectual Property that, in either such case, has had or would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.16 Information in Disclosure Documents and Registration Statement. None of the information supplied or to be supplied by the Company for inclusion in (i) the Registration Statement to be filed with the SEC on Form S-4 under the Securities Act (the "Registration Statement") for the purpose of registering the shares of Holdings Common Stock to be issued in connection with the Merger (the "Share Issuance") or (ii) the proxy statement/prospectus to be distributed in connection with the Company's meeting of stockholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement") will, at the time the Registration Statement becomes effective, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and any amendments or supplements thereto will, at their respective times of mailing, comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representations with respect to any statement in the foregoing documents based upon and conforming to information supplied by Holdings for inclusion therein.

     Section 3.17  Employee Benefit Plans; ERISA.

     (a) None of the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries as determined under Code section 414(b), (c),
(m) or (o) ("Company ERISA Affiliate") maintains, administers or contributes to, or has any liability with respect to, nor do the employees of the Company, its Subsidiaries or any Company ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

     (A) any employee benefit plan (as defined in section 3(3) of ERISA) (each such plan, a "Company Plan"), including, without limitation, any multiemployer plan (as defined in section 3(37) of ERISA) ("Multiemployer Plan"); or

     (B) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "Company Benefit Plan"); other than those Company Plans and Company Benefit Plans listed in the Company Disclosure Schedule. Except as required by section 4980B of the Code, none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has promised any former employee or other individual not employed by the Company, any of its Subsidiaries or any Company ERISA Affiliate medical or other benefit coverage and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by the Company, any of its Subsidiaries or any Company ERISA Affiliate. No Company Plan or Company Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of the Company or any of its Subsidiaries as a result of any transaction contemplated by this Agreement.

     (b) All Company Plans and Company Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Company Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to such Company Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

     (c) Neither any Company Plan fiduciary nor any Company Plan (excluding each Multiemployer Plan and its fiduciaries) has engaged in any transaction in violation of section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) unless exempt under section 408 of ERISA or section 4975 of the Code and there has been no "reportable event" (as defined in section 4043 of ERISA), with respect to any Company Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in section 302 of ERISA) whether or not waived by the IRS, involving any Company Plan subject to section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Company Plan to become subject to the provisions of section 4063 of ERISA, and none of the Company, any of its Subsidiaries or any Company ERISA Affiliate has ceased making contributions to any employee benefit plan subject to section 4064(a) of ERISA to which the Company, any of its Subsidiaries or any Company ERISA Affiliate made contributions during the six (6) years prior to the Original Execution Date or ceased operations at a facility so as to become subject to section 4062(e) of ERISA. Full payment has been made of all amounts which the Company, any of its Subsidiaries or any Company ERISA Affiliate is required or committed to pay to each of the Company Plans and Company Benefit Plans prior to or as of the Effective Time.

     (d) True and complete copies of each Company Plan, Company Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three (3) plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to Holdings. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the financial and actuarial condition of the respective Company Plan or Company Benefit Plan, as may be applicable.

     (e) The aggregate present value of all accrued benefits, including the maximum value of all subsidized benefits, pursuant to each Company Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for Company Plan does not exceed the current fair market value of Company Plan's assets.

     (f) None of the Company, any of its Subsidiaries or any Company ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Company Plan which is subject to Title IV of ERISA. There is currently no active filing by the Company, its Subsidiaries or any Company ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists, and no event has occurred, that could constitute grounds for the termination of any Company Plan by the
PBGC) to terminate any Company Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by the Company, its Subsidiaries or any Company ERISA Affiliate.

     (g) To the knowledge of the Company or its Subsidiaries, there are no pending or threatened claims by or on behalf of any of Company Plans or Company Benefit Plans by any employee or beneficiary covered under any Company Plans or Company Benefit Plans or otherwise involving any Company Plan or Company Benefit Plan (other than routine claims for benefits).

     (h) With respect to each Company Plan which is a Multiemployer Plan covering employees of the Company, any of its Subsidiaries or any Company ERISA
Affiliate: (i) none of the Company, such Subsidiary or such Company ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such Company Plan as of the Effective Date, under applicable laws and conditions of each such Company Plan and the applicable provisions of law; (ii) none of the Company, its Subsidiaries or any Company ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in sections 4203 and 4205 of ERISA; (iii) none of the Company, its Subsidiaries or any Company ERISA Affiliate has any contingent liability under section 4204 of ERISA; and (iv) no such Company Plan is in reorganization as defined in section 4241 of ERISA and no circumstances exist which present a material risk of any such Company Plan going into reorganization.

     (i) With respect to employees of the Company and its Subsidiaries, the Company and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

     (j) No breach of any of the foregoing representations and warranties in this Section 3.17 shall be deemed to exist unless such breach would have a Company Material Adverse Effect.

     Section 3.18 Environmental Matters. Except as set forth in the Company Disclosure Schedule, the Company and its Subsidiaries are and at all times have been, and all real property currently or, to the Company's knowledge, previously, owned, leased, occupied, used by or under the control of the Company or any of its Subsidiaries and all operations or activities of the Company and its Subsidiaries (including, without limitation, those conducted on or taking place at any of such real property) are and, to the knowledge of the Company, at all times have been, in compliance with and not subject to any liability or obligation under any Environmental Law or Environmental Permit except where any of the foregoing would not have a Company Material Adverse Effect. As used in this Agreement: "Environmental Laws" means all applicable federal, state or local laws, rules, regulations or principles of common law relating to protection of health and safety, pollution, and environmental matters of any kind whatsoever, including with respect to the storage, treatment, generation, transportation, spillage, discharge, leakage or other release or threatened release of any material, substance or waste of any kind whatsoever; and "Environmental Permits" means any permits, licenses, notifications, consents or approvals required under any Environmental Law. There is no condition or circumstance regarding the Company or any of its Subsidiaries or their business or any such real property or the operations or activities conducted thereon, which may give rise to a violation of, or liability or obligation under, any Environmental Law or Environmental Permit which would have a Company Material Adverse Effect. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, the Company, has, or has arranged to have, any material, substance or waste generated, released, treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could become or result in a Company Material Adverse Effect. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by the Company relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with or which are not material to the Company, and to the knowledge of the Company no such allegation, claim, demand, citation, notice of violation or order of noncompliance is threatened, imminent or likely. No breach of any of the foregoing representations and warranties in this Section 3.18 shall be deemed to exist unless such breach would have a Company Material Adverse Effect.

     Section 3.19 Labor Matters. With respect to employees of the Company and its Subsidiaries: (i) to the knowledge of the Company there is no pending or threatened unfair labor practice charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against the Company, and there has been no such event during the 18 months preceding the Original Execution Date; (iii) the Company is not a party to any collective bargaining agreements; and (iv) except as set out in the Company Disclosure Schedule, the employment of each of the Company's employees is terminable at will without cost to the Company except for payments required under the Company Plans and Company Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by the Company prior to the Company's hiring a person not previously employed by the Company. The Company is and, since February 2, 1997 has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have a Company Material Adverse Effect. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

     Section 3.20 Affiliate Transactions. Except as set forth in the Company Disclosure Schedule or as contemplated by the transactions contemplated hereby, since January 1, 1996, there are no material undischarged Contracts or other material transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries,
(ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand (each person described in clauses (i), (ii) and (iii), a "Related Party").

     Section 3.21  Real Estate.

     (a) Owned Real Estate. All material real estate owned by the Company (the "Company Real Estate") is owned in fee simple title, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements which are of record and minor irregularities or imperfections of title which do not in the aggregate materially detract from the value of the Company Real Estate or interfere with the Company's use or occupancy thereof. Except as set forth in the Company Disclosure Schedule, none of the Company Real Estate is subject to any leases or tenancies.

     (b) Leased Premises. All real estate leased by the Company (the "Company Leased Premises") is leased pursuant to written leases, and the Company has provided to Holdings the original lease and any material amendments thereto and has otherwise made available to Holdings its records regarding the Company Leased Premises. To the Company's knowledge, the Company is not in default under any material term of any agreement relating to the Company Leased Premises nor, to the Company's knowledge, is any other party thereto in default thereunder, which in any case would have a Company Material Adverse Effect.

     (c) Condemnation. There are no condemnation proceedings pending or, to the Company's knowledge, threatened with respect to any portion of the Company Real Estate or the Company Leased Premises.

     (d) Condition of Buildings. To the knowledge of the Company, the buildings and other facilities located on the Company Real Estate and the Company Leased Premises are free of any patent structural or engineering defects and, to the Company's knowledge, are free of any latent structural or engineering defects.

     Section 3.22 Brokers. Except for fees, commissions and expenses payable to its financial advisors, Peter J. Solomon Company Limited and to Houlihan, Lokey, Howard & Zukin with respect to its work in connection with rendering a fairness opinion with respect to the transactions contemplated by this Agreement, no broker, finder or financial advisor retained by the Company is entitled to any brokerage, finder's or other fee or commission from the Company in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

      REPRESENTATIONS AND WARRANTIES OF HOLDINGS, SPORTING AND ACQUISITION

     Except as set forth in the Holdings Disclosure Schedule delivered by Holdings to the Company in connection with the execution of the Original Agreement (the "Holdings Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty and any other representations and warranties to which the disclosure on its face relates), Holdings, Sporting and Acquisition each represents and warrants, as of the Original Execution Date and only with respect to facts and circumstances then in existence (except with respect to Acquisition, including as a Subsidiary of Holdings, as to which all such representations and warranties are expressly made as the date hereof and except with respect to Sections 4.5, 4.7, 4.8, 4.13(k) and 4.23, which are expressly remade as of the date hereof), to the Company as follows:

     Section 4.1 Organization and Good Standing. Each of Holdings and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to carry on its business as it is now being conducted. Holdings is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect, individually or in the aggregate, on the business, financial condition or results of operations of Holdings and its Subsidiaries taken as a whole, or, if applicable, the ability of Holdings or Acquisition to consummate the Merger and the other transactions contemplated by this Agreement (a "Holdings Material Adverse Effect"). For purposes of this Agreement, a "Holdings Material Adverse Effect" shall not be deemed to have occurred as a result of (i) opening of stores, or the announcement of planned store openings, by competitors or (ii) facts and circumstances unless such facts and circumstances are of such a fundamental and extraordinary nature that no reasonable person could dispute that such a "material adverse change" has occurred. Holdings sole assets are the capital stock of Sporting and Acquisition. Sporting and Acquisition are Holdings' sole direct Subsidiaries and Holdings owns 100% of the capital stock of each of Sporting and Acquisition.

     Section 4.2 Certificate of Incorporation and By-Laws. Complete and correct copies of the Certificates of Incorporation and By-laws or equivalent organizational documents, each as amended to date, of Holdings and each of its Subsidiaries have been made available to the Company. The Certificates of Incorporation, By-laws and equivalent organizational documents of Holdings and each of its Subsidiaries are in full force and effect. Neither Holdings nor any of its Subsidiaries is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

     Section 4.3  Capitalization.

     (a) As of the Original Execution Date, the authorized capital stock of Holdings consisted of 1,000,000 shares of Preferred Stock, par value $.01 per share ("Holdings Preferred Stock"), and 5,000,000 shares of Common Stock, par value $.01 per share ("Holdings Common Stock"). As of the date hereof, the authorized capital stock of Holdings consists of 1,000,000 shares of Holdings Preferred Stock and 8,000,000 shares of Holdings Common Stock. At the close of business on September 25, 1997, (i) no shares of Holdings Preferred Stock were outstanding, (ii) 2,749,447 shares of Holdings Common Stock were outstanding and
(iii) 200,650 shares of unissued Holdings Common Stock were subject to issuance upon the exercise of outstanding stock options listed in the Holdings Disclosure Schedule. All outstanding shares of Holdings Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (b) As of the Original Execution Date, the authorized capital stock of Sporting consisted of 1,000 shares of Common Stock, no par value ("Sporting Common Stock"). At the close of business on September 25, 1997, all 1,000 shares of Sporting Common Stock were outstanding and held by Holdings. All outstanding shares of Sporting Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

     (c) As of the date hereof, the authorized capital stock of Acquisition consists of 1,000 shares of Common Stock, $.01 par value ("Acquisition Common Stock"). At the close of business on the date hereof, all 1,000 shares of Acquisition Common Stock were outstanding and held by Holdings. All outstanding shares of Acquisition Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. Acquisition is newly-formed and has conducted no business except in connection with the Merger.

     (d) Except as described in this Section 4.3 and as contemplated by this
Agreement: (i) no shares of capital stock or other equity securities of Holdings, Sporting or Acquisition are authorized, issued or outstanding, or reserved for issuance and there are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments of any character to which Holdings or any of its Subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of Holdings or any of its Subsidiaries, requiring Holdings or any of its Subsidiaries to grant, issue or sell any shares of the capital stock or other equity interests of Holdings or any of its Subsidiaries by sale, lease, license or otherwise; (ii) neither Holdings nor any of its Subsidiaries have any obligation, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of Holdings or any of its Subsidiaries; (iii) neither Holdings nor any of its Subsidiaries, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity which would be material in value to Holdings; and (iv) there are no voting trusts, proxies or other agreements or understandings to which Holdings or any of its Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interests of Holdings or any of its Subsidiaries.

     Section 4.4 Holdings Subsidiaries. The Holdings Disclosure Schedule sets forth a list of each Subsidiary of Holdings; its authorized, issued and outstanding capital stock or other equity interests; the percentage of such capital stock or other equity interests owned by Holdings or any Subsidiary of Holdings, and the identity of such owner; the capital stock reserved for future issuance pursuant to outstanding options or other agreements; and the identity of all parties to any such option or other agreement. Each Subsidiary of Holdings is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of Holdings has all requisite corporate power and authority to carry on its business as it is now being conducted. Each Subsidiary of Holdings is duly qualified as a foreign corporation or organization authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Holdings Material Adverse Effect. All of the outstanding shares of capital stock or other ownership interests in each of Holdings' Subsidiaries have been validly issued, and are fully paid, nonassessable and are owned by Holdings or another Subsidiary of Holdings free and clear of all Liens, and are not subject to preemptive rights created by statute, such Subsidiary's respective Certificate of Incorporation or By-laws or any agreement to which such Subsidiary is a party.

     Section 4.5  Corporate Authority.

     (a) Each of Holdings, Sporting and Acquisition has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Holdings, Sporting and Acquisition and the consummation by Holdings, Sporting and Acquisition of the transactions contemplated hereby have been duly authorized by their respective Board of Directors and stockholders and no other corporate action on the part of Holdings, Sporting or Acquisition is necessary to authorize the execution and delivery by Holdings, Sporting and Acquisition of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings, Sporting and Acquisition and constitutes a valid and binding agreement of Holdings, Sporting and Acquisition and is enforceable against Holdings, Sporting and Acquisition in accordance with its terms, except to the extent that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defense, and to the discretion of the court before which any proceeding therefor may be brought. The preparation of the Registration Statement to be filed with the SEC has been duly authorized by the Board of Directors of Holdings.

     (b) Prior to the execution and delivery of this Agreement, the Boards of Directors of Holdings, Sporting and Acquisition have (i) approved this Agreement and the Merger and the other transactions contemplated hereby, (ii) determined that the transactions contemplated hereby are fair to and in the best interests of the Holdings and the holders of Holdings Common Stock and (iii) determined to recommend this Agreement, the Merger and the other transactions contemplated hereby to their respective stockholders for approval and adoption. This Agreement and the transactions contemplated hereby have been duly approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Holdings Common Stock and by the sole stockholder of each of Sporting and Acquisition in accordance with Sections 228 and 251 of the DGCL and Sections 7-108-202 and 7-107-104 of the CBCA, as applicable, and no further vote of the holders of any class or series of Holdings', Sporting's or Acquisition's capital stock is necessary to approve, adopt and consummate this Agreement or the transactions contemplated hereby. Holdings, Sporting and Acquisition covenant and agree to timely provide any and all notices and other information and to take any other action pursuant to the DGCL and the CBCA, as applicable, that may be required as a result of such approvals.

     Section 4.6 Compliance with Applicable Law. Except as disclosed in the Holdings Disclosure Schedule, (i) each of Holdings and its Subsidiaries holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the conduct of their respective businesses ("Holdings Permits"), except for failures to hold or to comply with such permits, licenses, exemptions, orders and approvals which would not have a Holdings Material Adverse Effect, (ii) with respect to the Holdings Permits, to the knowledge of Holdings no action or proceeding is pending that would reasonably be expected to have a Holdings Material Adverse Effect, (iii) the business of Holdings and its Subsidiaries is being conducted in compliance with all Applicable Laws, except for violations or failures to so comply that would not have a Holdings Material Adverse Effect, and (iv) to the knowledge of Holdings, no investigation or review by any Governmental Entity with respect to Holdings or its Subsidiaries is pending or threatened, other than, in each case, those which would not reasonably be likely to have a Holdings Material Adverse Effect.

     Section 4.7 Non-contravention. Except as set forth on the Holdings Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under any Contract applicable to Holdings or any of its Subsidiaries, or result in the creation of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries, (ii) conflict or result in any violation of any provision of the Certificate of Incorporation or By-Laws or other equivalent organizational document, in each case as amended, of Holdings or any of its Subsidiaries, (iii) subject to the governmental filings referenced in clause (i) of Section 4.8, conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holdings or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (i) and (iii), any such violations, conflicts, defaults, rights, losses or Liens that, individually or in the aggregate, would not have a Holdings Material Adverse Effect.

     Section 4.8 Government Approvals; Required Consents. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to Holdings or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Holdings, Sporting or Acquisition or is necessary for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) except: (i) in connection, or in compliance, with the provisions of the HSR Act, the Securities Act, the Exchange Act, any state securities or "Blue Sky" law, (ii) for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for the filing of the Holdings Charter and the Surviving Corporation Charter with the Secretary of State of the State of Delaware, (iv) such consents, approvals, authorizations, permits, filings and notifications listed in the Holdings Disclosure Schedule and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to obtain or make would not, individually or in the aggregate, have a Holdings Material Adverse Effect.

     Section 4.9 Financial Statements and Other Documents. The Holdings Disclosure Schedule contains complete and accurate copies of the audited consolidated balance sheets, consolidated statements of income, retained earnings and cash flows and notes to consolidated financial statements (together with any supplementary information thereto) of Holdings, all as of and for the fiscal years ended December 31, 1994, January 6, 1996 and January 4, 1997. The Holdings Disclosure Schedule also contains complete and accurate copies of the unaudited consolidated balance sheets, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) for the quarterly periods with respect to the fiscal years ended January 6, 1996 and January 4, 1997. The Holdings Disclosure Schedule also contains complete and accurate copies of the unaudited consolidated balance sheet, consolidated statements of income, retained earnings and cash flows (together with any supplementary information thereto) of Holdings, all as of and for the first and second fiscal quarters of 1997 and the four week period ended August 2, 1997 (all of the foregoing financial statements, collectively, the "Holdings Financial Statements"). The Holdings Financial Statements fairly present, in all material respects, the consolidated financial position of Holdings and its consolidated Subsidiaries, as of and for the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein) in conformity with GAAP (except, in the case of the unaudited statements, for the omission of normal and customary footnote disclosures required by GAAP, none of which would materially affect such Financial Statements) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since January 4, 1997, Holdings has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as may be required by GAAP. Holdings' draft registration statement on Form S-1 dated September 5, 1997 does not contain any material misstatement or omission which would make the statements made therein, in light of the circumstances under which they were made, materially misleading with respect to the historical description of Holdings' business and operations described therein.

     Section 4.10 Absence of Certain Changes or Events. Except to the extent disclosed in the Holdings Disclosure Schedule, since January 4, 1997 Holdings and its Subsidiaries have conducted their businesses and operations in the ordinary and usual course consistent with past practice and there has not occurred (i) any event, condition or occurrence having or that would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) having or which would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect; or (iii) any declaration, setting aside or payment of any dividend or distribution of any kind by Holdings on any class of its capital stock.

     Section 4.11 Actions and Proceedings. Except as set forth in the Holdings Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against Holdings or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Holdings, any of Holdings' or its Subsidiaries' current or former directors or officers or any other person whom Holdings or any of its Subsidiaries has agreed to indemnify, that would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect. Except as set forth in the Holdings Disclosure Schedule, to the knowledge of Holdings, there are no actions, suits or legal, administrative, regulatory or arbitration proceedings pending or, threatened against Holdings or any of its Subsidiaries, any of their properties, assets or business, or, to the knowledge of Holdings, any of Holdings' or its Subsidiaries' current or former directors or officers or any other person whom Holdings or any of its Subsidiaries has agreed to indemnify, that would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect. To the knowledge of Holdings, there are no facts or circumstances specific to Holdings which if known to a third party would reasonably be expected to result in such a suit or proceeding which could be expected to have a Holdings Material Adverse Effect.

     Section 4.12 Contracts. Each Contract entered into by Holdings or any of its Subsidiaries is valid, binding and enforceable and in full force and effect, except where failure to be valid, binding and enforceable and in full force and effect would not reasonably be expected to have a Holdings Material Adverse Effect and there are no defaults by Holdings or any of its Subsidiaries or, to the knowledge of Holdings, another party thereto, thereunder, except those defaults that would not reasonably be expected to have a Holdings Material Adverse Effect. Except as set forth in the Holdings Disclosure Schedule, neither Holdings nor any of its

Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, Holdings or any such Subsidiary is entitled to conduct all or any material portion of the business of Holdings and its Subsidiaries taken as a whole. All Contracts which are material to the business, financial condition, results of operations or prospects of Holdings and its Subsidiaries taken as a whole, are listed in the Holdings Disclosure Schedule.

     Section 4.13  Taxes.

     (a) There have been properly completed and filed on a timely basis and in correct form all Returns required to be filed by Holdings and any of its Subsidiaries. As of the time of filing, the Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of Holdings or its Subsidiary or any other information required to be shown thereon. An extension of time within which to file any Return which has not been filed has not been requested or granted.

     (b) With respect to all amounts in respect of Taxes imposed upon Holdings and any of its Subsidiaries, or for which Holdings or any of its Subsidiaries is or could be liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been fully complied with, and all amounts required to be paid by Holdings or any of its Subsidiaries, to taxing authorities or others, on or before the Original Execution Date have been paid.

     (c) Except as set forth in the Holdings Disclosure Schedule, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns filed by Holdings or any of its Subsidiaries. No waivers of statutes of limitation with respect to such Returns have been given by or requested from Holdings or any of its Subsidiaries. The Holdings Disclosure Schedule sets forth (i) the taxable years of Holdings and its Subsidiaries as to which the respective statutes of limitations with respect to Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations have been completed, those years for which examinations are presently being conducted, those years for which examinations have not been initiated, and those years for which required Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are fully reflected as a liability in the Holdings Financial Statements or are being contested in good faith and an adequate reserve therefor has been established and is fully reflected in the Holdings Financial Statements.

     (d) Except as set forth in the Holdings Disclosure Schedule, neither Holdings nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

     (e) Neither Holdings nor any of its Subsidiaries has agreed to make, and is not required to make, any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise.

     (f) Neither Holdings nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code.

     (g) The unpaid Taxes of Holdings and its Subsidiaries do not exceed (and at the Effective Time will not exceed) the reserve for tax liability with respect to Holdings and its Subsidiaries (excluding any reserve for deferred Taxes to the extent such reserve reflects timing differences between book and tax income) set forth or included in the latest Holdings Financial Statements as adjusted in accordance with the past practices of Holdings and its Subsidiaries for items of income, gain, loss and expense arising and accruals and transactions occurring after the latest balance sheet date in such Holdings Financial Statements.

     (h) The transactions contemplated herein will not result in restorations into income of amounts deferred under the consolidated return regulations, such as those relating to intercompany transactions, excess loss accounts, and the like.

     (i) The transactions contemplated herein are not subject to any tax withholding provisions of law or regulations other than with respect to foreign shareholders.

     (j) No breach of any of the representations and warranties contained in paragraphs (a) through (i) of this Section 4.13 shall be deemed to exist unless such breach would have a Holdings Material Adverse Effect.

     (k) Until April 20, 1994, Holdings was a wholly-owned, indirect subsidiary of TCH Corporation, a Delaware corporation, which became Thrifty Payless Holdings, Inc., a Delaware corporation ("Thrifty"). Effective December 12, 1996, Thrifty was merged with and into Rite Aid Corporation, a Delaware corporation, pursuant to Section 251 of the DGCL. Each of Holdings, Sporting and Acquisition represents, warrants and agrees that Holdings is in control of each of Sporting and Acquisition within the meaning of Section 368(c) of the Code and that each of Holdings, Sporting and Acquisition has not and will not, and that the Surviving Corporation will not (and the Surviving Corporation hereby agrees that it will not), take, or permit any of their Subsidiaries to take, any action that would cause the Merger not to be a tax-free reorganization under Section 368(a)(2)(E) of the Code, including, without limitation, by reason of any violation of the continuity-of-proprietary-interest doctrine or the continuity-of-business-enterprise doctrine, or a merger of the Company with and into another corporation or entity with such other corporation or entity surviving the merger, if such merger would cause the Merger not to be a tax-free reorganization under Section 368(a)(2)(E) of the Code. Each of Holdings, Sporting and Acquisition represent and warrant that they have no plan or intention to effect a merger of the Company with an into another corporation or entity with such other corporation or entity surviving such merger. Notwithstanding anything in this Agreement to the contrary, this Section 4.13(k) shall survive the Closing and shall apply without regard to any disclosure on the Holdings Disclosure Schedule or otherwise made on behalf of Holdings. Stockholders of the Company are each third party beneficiaries of this Section 4.13(k) and may seek relief for breach hereof in their own names.

     (l) Holdings will not make any extraordinary dividend payments to its stockholders prior to the Effective Time, or in contemplation of the Merger.

     (m) At the Effective Time, the fair market value of the assets of each of Holdings, Sporting and Acquisition will exceed the sum of its liabilities, plus the amount of liabilities of others, if any, to which such assets are subject.

     Section 4.14 Title to Properties; Encumbrances. Except as described in the following sentence, each of Holdings and its Subsidiaries has good, valid and, in the case of real property, marketable title to, or a valid leasehold interest in, all of its material properties and assets (real, personal, tangible and intangible), including, without limitation, all such properties and assets reflected in the consolidated balance sheet of Holdings and its Subsidiaries as of January 4, 1997 included in the Holdings Financial Statements (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since that date), except for such title or interest the failure of which to have would not have, individually or in the aggregate, a Holdings Material Adverse Effect. None of such properties or assets are subject to any Liens (whether absolute, accrued, contingent or otherwise), except (i) as set forth in the Holdings Disclosure Schedule or (ii) imperfections of title and Liens, if any, which do not detract from the value of the property or assets subject thereto in a manner material to Holdings and do not materially impair the business or operations of Holdings and its Subsidiaries taken as a whole.

     Section 4.15 Intellectual Property. Holdings and its Subsidiaries own or have a valid license to use all inventions, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology and know-how, software and other intellectual property rights (collectively, the "Holdings Intellectual Property") necessary to carry on their respective businesses as currently conducted except where the failure to own or have a valid license to use such would not have a Holdings Material Adverse Effect; and neither Holdings nor any such Subsidiary has received any notice of infringement of or conflict with, and, to Holdings' knowledge, there are no infringements of or conflicts with, the rights of others with respect to the use of any of the Holdings Intellectual Property that, in either such case, has had or would reasonably be expected to have, individually or in the aggregate, a Holdings Material Adverse Effect.

     Section 4.16 Information in Registration Statement. None of the information supplied or to be supplied by Holdings for inclusion in the Registration Statement will at the time it becomes effective, at the time of the initial mailing of the Proxy Statement and any amendments or supplements thereto or at the time of the meeting of the Company's stockholders contemplated by this Agreement contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement, as of its effective date, will comply as to form in all material respects with the requirements of the Securities Act, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, Holdings makes no representations with respect to any statement in the foregoing documents based upon and conforming to information supplied by the Company for inclusion therein.

     Section 4.17  Employee Benefit Plans; ERISA.

     (a) None of Holdings, any of its Subsidiaries or any affiliate of Holdings or any of its Subsidiaries as determined under Code section 414(b), (c), (m) or
(o) ("Holdings ERISA Affiliate") maintains, administers or contributes to, or has any liability with respect to, nor do the employees of Holdings, its Subsidiaries or any Holdings ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to:

     (A) any employee benefit plan (as defined in section 3(3) of ERISA) (each such plan, a "Holdings Plan"), including, without limitation, any Multiemployer Plan; or

     (B) any bonus, deferred compensation, performance compensation, stock purchase, stock option, stock appreciation, severance, salary continuation, vacation, sick leave, holiday pay, fringe benefit, personnel policy, reimbursement program, incentive, insurance, welfare or similar plan, program, policy or arrangement (each such plan, a "Holdings Benefit Plan");

other than those Holdings Plans and Holdings Benefit Plans listed in the Holdings Disclosure Schedule. Except as required by section 4980B of the Code, none of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has promised any former employee or other individual not employed by Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate medical or other benefit coverage and none of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate maintains or contributes to any plan, program, policy or arrangement providing medical or life insurance benefits to former employees, their spouses or dependents or any other individual not employed by Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate. No Holdings Plan or Holdings Benefit Plan has any provision which could increase or accelerate benefits or increase the liability of Holdings or any of its Subsidiaries as a result of any transaction contemplated by this Agreement.

     (b) All Holdings Plans and Holdings Benefit Plans which are not Multiemployer Plans and any related trust agreements or annuity contracts (or any related trust instruments) comply with and are and have been operated in accordance with each applicable provision of ERISA and the Code in all material respects. Each Holdings Plan, as amended to date, which is not a Multiemployer Plan, that is intended to be qualified under sections 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status, or the remedial amendment period with respect to such Holdings Plan will not have expired prior to the Effective Time, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification.

     (c) Neither any Holdings Plan fiduciary nor any Holdings Plan (excluding each Multiemployer Plan and its fiduciaries) has engaged in any transaction in violation of section 406 of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) unless exempt under section 408 of ERISA or section 4975 of the Code and there has been no "reportable event" (as defined in section 4043 of ERISA),with respect to any Holdings Plan which is not a Multiemployer Plan, for which the 30-day notice requirement has not been waived. None of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has incurred or suffered to exist any "accumulated funding deficiency" (as defined in section 302 of ERISA) whether or not waived by the IRS, involving any Holdings Plan subject to section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA. No withdrawals have occurred so as to cause any Holdings Plan to become subject to the provisions of section 4063 of ERISA, and none of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has ceased making contributions to any employee benefit plan subject to section 4064(a) of ERISA to which Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate made contributions during the six (6) years prior to the Original Execution Date or ceased operations at a facility so as to become subject to section 4062(e) of ERISA. Full payment has been made of all amounts which Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate is required or committed to pay to each of the Holdings Plans and Holdings Benefit Plans prior to or as of the Effective Time.

     (d) True and complete copies of each Holdings Plan, Holdings Benefit Plan, related trust agreements, annuity contracts, determination letters, the most recent determination letter request, summary plan descriptions, annual reports on Form 5500, Form 990, actuarial reports and PBGC Forms 1 for the most recent three (3) plan years, and each plan, agreement, instrument and commitment referred to herein has been previously furnished to the Company. The annual reports on Form 5500 and Form 990 and actuarial statements furnished to the Company fully and accurately set forth the financial and actuarial condition of the respective Holdings Plan or Holdings Benefit Plan, as may be applicable.

     (e) The aggregate present value of all accrued benefits, including the maximum value of all subsidized benefits, pursuant to each Holdings Plan subject to Title IV of ERISA, determined on the basis of current participation and projected compensation for active participants, and earnings, mortality and other actuarial assumptions set forth in the most recent actuarial report for Holdings Plan does not exceed the current fair market value of Holdings Plan's assets.

     (f) None of Holdings, any of its Subsidiaries or any Holdings ERISA Affiliate has incurred any liability to the PBGC, including as a result of the voluntary or involuntary termination of any Holdings Plan which is subject to Title IV of ERISA. There is currently no active filing by Holdings, its Subsidiaries or any Holdings ERISA Affiliate with the PBGC (and no proceeding has been commenced by the PBGC and no condition exists, and no event has occurred, that could constitute grounds for the termination of any Holdings Plan by the PBGC) to terminate any Holdings Plan which is subject to Title IV of ERISA and which has been maintained or funded, in whole or in part, by Holdings, its Subsidiaries or any Holdings ERISA Affiliate.

     (g) To the knowledge of Holdings or its Subsidiaries, there are no pending or threatened claims by or on behalf of any of Holdings Plans or Holdings Benefit Plans by any employee or beneficiary covered under any Holdings Plans or Holdings Benefit Plans or otherwise involving any Holdings Plan or Holdings Benefit Plan (other than routine claims for benefits).

     (h) With respect to each Holdings Plan which is a Multiemployer Plan covering employees of Holdings, any of its Subsidiaries or any Holdings ERISA
Affiliate: (i) none of Holdings, such Subsidiary or such Holdings ERISA Affiliate would incur any withdrawal liability on a complete withdrawal from each such Holdings Plan as of the Effective Date, under applicable laws and conditions of each such Holdings Plan and the applicable provisions of law; (ii) none of Holdings, its Subsidiaries or any Holdings ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal", as such terms are respectively defined in sections 4203 and 4205 of ERISA; (iii) none of Holdings, its Subsidiaries or any Holdings ERISA Affiliate has any contingent liability under section 4204 of ERISA; and (iv) no such Holdings Plan is in reorganization as defined in section 4241 of ERISA and no circumstances exist which present a material risk of any such Holdings Plan going into reorganization.

     (i) With respect to employees of Holdings and its Subsidiaries, Holdings and its Subsidiaries are and have been in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices.

     (j) No breach of any of the foregoing representations and warranties in this Section 4.17 shall be deemed to exist unless such breach would have a Holdings Material Adverse Effect.

     4.18 Environmental Matters. Except as set forth on the Holdings Disclosure Schedule, Holdings and its Subsidiaries are and at all times have been, and all real property currently or, to Holdings knowledge, previously, owned, leased, occupied, used by or under the control of Holdings or any of its Subsidiaries and all operations or activities of Holdings and its Subsidiaries (including, without limitation, those conducted on or taking place at any of such real property) are and, to the knowledge of Holdings, at all times have been, in compliance with and not subject to any liability or obligation under any Environmental Law or Environmental Permit except where any of the foregoing would not have a Holdings Material Adverse Effect. There is no condition or circumstance regarding Holdings or any of its Subsidiaries or its business or any such real property or the operations or activities conducted thereon, which may give rise to a violation of, or liability or obligation under, any Environmental Law or Environmental Permit which would have a Holdings Material Adverse Effect. Neither Holdings, any of its Subsidiaries nor, to the knowledge of Holdings, any Person, the acts or omissions of which may be attributable to, the responsibility of, or be the basis of a liability to, Holdings, has, or has arranged to have, any material, substance or waste generated, released, treated, stored or disposed of at, or transported to, any facility or property the remediation or cleanup of which, or the response costs related thereto, could become or result in a Holdings Material Adverse Effect. There are no allegations, claims, demands, citations, notices of violation, or orders of noncompliance made against, issued to or received by Holdings relating or pursuant to any Environmental Law or Environmental Permit except those which have been corrected or complied with or are not material to Holdings, and to the knowledge of Holdings no such allegation, claim, demand, citation, notice of violation or order of noncompliance is threatened, imminent or likely. No breach of any of the foregoing representations and warranties contained in this Section
4.18 shall be deemed to exist unless such breach would have a Holdings Material Adverse Effect.

     Section 4.19  Labor Matters. With respect to employees of Holdings and its
Subsidiaries: (and the following references to Holdings are deemed to include the Subsidiaries): (i) to the knowledge of Holdings, there is no pending or threatened unfair labor practice charges or employee grievance charges; (ii) there is no request for union representation, labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Holdings, threatened against Holdings, and there has been no such event during the 18 months preceding the Original Execution Date; (iii) Holdings is not a party to any collective bargaining agreements; and (iv) except as set out in the Holdings Disclosure Schedule, the employment of each of Holdings' employees is terminable at will without cost to Holdings except for payments required under the Holdings Plans and Holdings Benefit Plans and payment of accrued salaries or wages and vacation pay. No employee or former employee has any right to be rehired by Holdings prior to Holdings' hiring a person not previously employed by Holdings. Holdings is and, since January 4, 1997 has been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices, except where such failure to comply would not have a Holdings Material Adverse Effect. Holdings is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such employees.

     Section 4.20 Affiliate Transactions. Except as set forth in the Holdings Disclosure Schedule or as contemplated by the transactions contemplated hereby, since January 1, 1996, there are no material undischarged Contracts or other material transactions between Holdings or any of its Subsidiaries, on the one hand, and any (i) officer or director of Holdings or any of its Subsidiaries,
(ii) record or beneficial owner of five percent or more of the voting securities of Holdings or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand.

     Section 4.21  Real Estate.

     (a) Owned Real Estate. All material real estate owned by Holdings and its Subsidiaries (the "Holdings Real Estate") is owned in fee simple title, subject only to real estate taxes not delinquent and to covenants, conditions, restrictions and easements which are of record and minor irregularities or imperfections of title which do not in the aggregate materially detract from the value of the Holdings Real Estate or interfere with Holdings' use or occupancy thereof. Except as set forth in the Holdings Disclosure Schedule, none of the Holdings' Real Estate is subject to any leases or tenancies.

     (b) Leased Premises. Except as set forth in the Holdings Disclosure Schedule, all real estate leased by Holdings and its Subsidiaries (the "Holdings Leased Premises") is leased pursuant to written leases, and Holdings has provided to the Company the original lease and any material amendments thereto and has otherwise made available to the Company its records regarding the Holdings Leased Premises. To Holdings' knowledge, Holdings is not in default under any material term of any agreement relating to the Holdings

Leased Premises nor, to Holdings' knowledge, is any other party thereto in default thereunder which in any case would have a Holdings Material Adverse Effect.

     (c) Condemnation. There are no condemnation proceedings pending or, to Holdings' knowledge, threatened with respect to any portion of the Holdings Real Estate or the Holdings Leased Premises.

     (d) Condition of Buildings. To the knowledge of Holdings, the buildings and other facilities located on the Holdings Real Estate and the Holdings Leased Premises are free of any patent structural or engineering defects and, to Holdings' knowledge, are free of any latent structural or engineering defects.

     Section 4.22 Brokers. Except for fees, commissions and expenses payable to its financial advisors, Leonard Green & Associates, L.P., Dain Bosworth Incorporated and William Blair & Co., no broker, finder or financial adviser is entitled to any brokerage, finder's or other fee or commission from the Company or Holdings in connection with the transactions contemplated by this Agreement.

     Section 4.23 Solvency. At the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger and any financing (or re-financing) incurred in connection therewith or related thereto and the use of proceeds therefrom, the Surviving Corporation will not: (i) be insolvent either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts (including any legal liability whether matured or unmatured, liquidated, absolute, fixed, or contingent with any contingent liability evaluated in light of all the facts and circumstances existing at the time of such valuation as the amount that can reasonably be expected to become an actual or matured liability) as they become absolute and matured: (ii) have unreasonably small capital with which to continue as a going concern and will not lack sufficient capital for its needs and anticipated needs; or (iii) have incurred or plan to incur debts beyond its ability to pay as such debts become absolute and matured. For the purpose of the representation and warranty contained in this Section 4.23, Holdings, Sporting and Acquisition shall be entitled to assume that the representations and warranties of the Company regarding its liabilities and the liabilities of its Subsidiaries are true and correct in all material respects and that there has been and will be no material change in the aggregate of the assets or liabilities of the Company after the date hereof except to the extent Holdings, Sporting and Acquisition have knowledge to the contrary.

                                   ARTICLE V

                     CONDUCT OF BUSINESS PENDING THE MERGER

     Section 5.1 Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Holdings shall otherwise agree in writing (which agreement shall not be unreasonably withheld) or as otherwise expressly contemplated by this Agreement, including, without limitation, Article III hereof, or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent in all material respects with past practice, and, subject to the remainder of this Section 5.1, the Company shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. The Company shall promptly give Holdings written notice of the existence or occurrence of any condition which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, unless Holdings shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as otherwise expressly contemplated by this Agreement or as set forth in
Section 5.1 of the Company Disclosure Schedule, prior to the Effective Time the Company shall not, nor shall it permit any of its Subsidiaries to:

     (a)(i) amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or (iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

     (b) authorize for issuance, issue (except upon the exercise of outstanding stock options) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), including the granting of options pursuant to the Company's Stock Plans other than grants of options to newly appointed store-level managers in the ordinary course of business and consistent with past practice;

     (c)(i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice and not to exceed $25,000 or otherwise enter into any material contract, commitment or transaction either outside the ordinary course of business and consistent with past practice or exceeding $25,000 individually and $250,000 in the aggregate (provided that such dollar limitations do not apply to a contract that allows the Company to terminate within 30 days or less at no cost) or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets (x) to a Related Party, (y) other than in the ordinary course of business and consistent with past practices and not to exceed $350,000 in the aggregate other than as described on Schedule 5.1(c), or (z) sales of inventory in the ordinary course of business consistent with past practice;

     (d) (i) incur, assume or prepay any material indebtedness or any other material liabilities other than accounts payable, payments under bank credit facilities existing on the Original Execution Date and obligations relating to the acquisition of inventory, in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of the Company or
(iii) make any loans, advances or capital contributions to, or investments in,
(x) any other person except to satisfy legal or contractual obligations (existing on the Original Execution Date) of any Subsidiary of the Company, (y) a Related Party except in a manner consistent with past practice with respect to the "due to/due from related party" account contained in the Company's financial statements described in Section 3.9 or (z) any other person other than in the ordinary course of business and consistent with past practices and not to exceed $25,000 individually other than as described on Schedule 5.1(d);

     (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than those (i) reflected or reserved against in the Company's August 31, 1997 financial statements (and the notes thereto) described in Section 3.9 but in no event in an amount greater than $250,000 individually or $350,000 in the aggregate, (ii) incurred in the ordinary course of business consistent with past practice, or
(iii) which are legally or contractually required to be paid, discharged or satisfied;

     (f) modify or amend, or waive any benefit of, any non-competition agreement to which the Company or any of its Subsidiaries is a party;

     (g) enter into any new transaction of the type described in Section 3.20 or modify or amend, extend the due date of any payment with respect to, or waive any benefit of, any existing transaction described in Section 3.20 except with respect to transactions with officers and directors as set forth in Section 3.20 of the Company Disclosure Schedule, pursuant to Company Plans or Company Benefit Plans and rights of officers and directors pursuant to the Company's certificate of incorporation and by-laws and insurance policies of the Company or any of its Subsidiaries;

     (h) authorize or make capital expenditures, other than (x) for repair and maintenance, (y) as set forth on Schedule 5.1, or (z) or otherwise not to exceed $100,000 in the aggregate;

     (i) enter into any new lease or purchase of real estate or any material computer system (or any material components thereof) except for (i) renewal of existing real estate leases (except for the leases described in Section 3.20) and (ii) purchases of computer equipment as set forth on Schedule 5.1 or otherwise not to exceed $100,000 in the aggregate;

     (j) permit any insurance policy naming the Company or any Subsidiary of the Company as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and provided that replacement policies which the Company deems to be commercially appropriate under all relevant circumstances are obtainable for such canceled or terminated policies, provided the Company may renew any existing insurance policy in the ordinary course of business and consistent with past practices for the applicable renewal period;

     (k)(i) adopt, enter into, terminate or amend in any material respect (except as may be required by applicable law) any plan for the current or future benefit or welfare of any director or officer, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee or (iii) except as contemplated by this Agreement, take any action to or in any other way secure, or to accelerate or otherwise remove restrictions with respect to, the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or other Company Plan other than in the ordinary course of business, or (iv) hire any new employee at the Company's corporate office with annual compensation in excess of $40,000;

     (l) make any significant change in its accounting or tax policies or procedures and shall not reverse the amount of any existing reserves unless necessary to prevent a covenant default under the Credit Agreement, dated as of September 6, 1996, as subsequently amended, among the Company, BT Commercial Corporation, as agent, and the lenders identified therein (the "Credit Agreement"), except in each case as required by law or to comply with GAAP; or

     (m) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided however, that this Section 5.1 shall not prohibit the Company nor any of its Subsidiaries from entering into and performing the Pack Boot Agreement or the Consignment Agreement.

Any action permitted under any exception to a prohibition in this Section 5.1 shall not be prohibited by any other general prohibition in this Section 5.1.

     Section 5.2 Conduct of Business by Holdings Pending the Merger. Prior to the Effective Time, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as otherwise expressly contemplated by this Agreement, including, without limitation, Article IV hereof, or as set forth in Section 5.2 of the Holdings Disclosure Schedule, Holdings shall conduct, and cause each of its Subsidiaries to conduct, its business only in the ordinary and usual course consistent in all material respects with past practice, and Holdings shall use, and cause each of its Subsidiaries to use, its reasonable efforts to preserve intact the present business organization, keep available the services of its present officers and key employees, and preserve their existing business relationships. Holdings shall promptly give the Company written notice of the existence or occurrence of any condition which might reasonably be expected to prevent the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld), or as otherwise expressly contemplated by this Agreement or as set forth in Section 5.2 of the Holdings Disclosure Schedule, prior to the Effective Time Holdings shall not, nor shall it permit any of its Subsidiaries to:

     (a)(i) except for the filing of the Holdings Charter and the Acquisition Charter, amend its Certificate of Incorporation, as amended, By-Laws or other organizational documents, (ii) split, combine or reclassify any shares of its outstanding capital stock unless all share numbers contained in or contemplated by this Agreement shall be correspondingly adjusted, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or
(iv) directly or indirectly redeem or otherwise acquire any shares of its capital stock or shares of the capital stock of any of its Subsidiaries;

     (b) authorize for issuance, issue (except upon the exercise of outstanding stock options) or sell or agree to issue or sell any shares of, or rights to acquire or convertible into any shares of, its capital stock or shares of the capital stock of any of its Subsidiaries (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for the granting of options to purchase up to a number of shares of Holdings Common Stock pursuant to any stock option plan equal to the number of outstanding Substitute Company Options with an exercise price above the Closing Price of the Company outstanding on the Effective Date divided by 0.275 and such options shall not exceed 150,000 without the consent of the Company, which consent shall not be unreasonably withheld;

     (c)(i) merge, combine or consolidate with another entity, (ii) acquire or purchase an equity interest in or a substantial portion of the assets of another corporation, partnership or other business organization or otherwise acquire any assets outside the ordinary course of business and consistent with past practice or otherwise enter into any material contract, commitment or transaction outside the ordinary course of business and consistent with past practice or (iii) sell, lease, license, waive, release, transfer, encumber or otherwise dispose of any of its material assets outside the ordinary course of business and consistent with past practice;

     (d)(i) incur, assume or prepay any material indebtedness or any other material liabilities other than in each case in the ordinary course of business and consistent with past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than a Subsidiary of Holdings, in each case other than in the ordinary course of business and consistent with past practice or (iii) make any loans, advances or capital contributions to, or investments in, any other person, other than to any Subsidiary of Holdings;

     (e) pay, satisfy, discharge or settle any material claim, liabilities or obligations (absolute, accrued, contingent or otherwise), other than either in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any Holdings Contract in effect on the Original Execution Date;

     (f) modify or amend, or waive any benefit of, any non-competition agreement to which Holdings or any of its Subsidiaries is a party;

     (g) permit any insurance policy naming Holdings or any Subsidiary of Holdings as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business and provided that replacement policies which the Company deems to be commercially appropriate under all relevant circumstances are obtainable for such canceled or terminated policies;

     (h) make any significant change in its accounting or tax policies or procedures and shall not reverse the amount of any existing reserves, except as required by law or to comply with GAAP;

     (i) acquire any shares of capital stock of the Company; or

     (j) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing; provided however, that this Section 5.2 shall not prohibit Holdings nor any of its Subsidiaries from entering into and performing the Pack Boot Agreement or the Consignment Agreement.

                                                 ARTICLE VI
                             ADDITIONAL AGREEMENTS

     Section 6.1  Access and Information.

     (a) Each party hereto shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to the other party and to such other party's officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives (except to the extent not permitted under applicable law as advised by counsel and except as may be limited by any confidentiality obligation contained in any contract with a third party) reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records and its properties, plants and personnel and, during such period, shall furnish promptly to the other party a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws. The Company agrees to cooperate reasonably with Holdings with respect to transition activities prior to the Effective Date, provided that such activities do not cause any unreasonable interference with the operation of the Company's business. The Company agrees to provide to Holdings promptly following the date hereof a true and complete list, as of a current date, of all employees who are employed by the Company at the Company's headquarters and all other employees above the store manager level, such list to include such employees' salaries, wages, other significant compensation (other than benefits under the Plans and Employee Benefit Plans), dates of employment and positions.

     (b) Unless otherwise required by law, each party hereto agrees that it shall hold in confidence all non-public information so acquired in accordance with the terms of the confidentiality agreements between the Company and Holdings, dated July 31, 1997.

     Section 6.2  No Solicitation.

     (a) Prior to the Effective Time, the Company agrees that neither it, any of its respective Subsidiaries or affiliates, nor any of the respective directors, executive officers, agents or representatives of the foregoing, will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company or the acquisition of all or any significant part of the assets or capital stock (including but not limited to a majority voting interest) of the Company or any Subsidiary of the Company (an "Acquisition Transaction") or (ii) negotiate or otherwise engage in discussions with any person (other than Holdings and its representatives) with respect to any Acquisition Transaction, or which may reasonably be expected to lead to a proposal for an Acquisition Transaction, or enter into any agreement, arrangement or understanding (including any letter of intent, agreement in principle or similar agreement) with respect to any such Acquisition Transaction; provided, however, that, the Company may, in response to a proposal or inquiry unsolicited after the Original Execution Date, furnish information to, negotiate or otherwise engage in discussions with any person (pursuant to a customary confidentiality agreement) which makes or indicates in writing an intention or desire to make, and with respect to whom the Board of Directors of the Company has concluded in good faith after consultation with its financial advisor is reasonably capable of making, a Superior Proposal (as herein defined), if the Board of Directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law and such proposed Acquisition Transaction was not solicited by it in, or did not otherwise result from a, breach of this
Section 6.2 and subject to compliance with the other provisions of this Section 6.2; and provided further that notwithstanding anything to the contrary herein contained, the Board of Directors of the Company may take and disclose to the Company's stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act, comply with Rule 14d-9 thereunder and make all other disclosures required by applicable law. Any of the foregoing to the contrary notwithstanding, the Company may engage in discussions with or provide information to any person or group that has made a proposal unsolicited after the Original Execution Date with respect to an Acquisition Transaction for the limited purpose of determining whether such proposal is, or could lead to, a Superior Proposal.

     (b) Except as would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law, the Company agrees that, as of the Original Execution Date, it, its Subsidiaries and affiliates, and the respective directors, executive officers, agents and representatives of the foregoing, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Holdings and its representatives) conducted heretofore with respect to any Acquisition Transaction. The Company agrees to promptly advise Holdings, its Subsidiaries or affiliates, of any inquiries or proposals received by, any such information requested from, or any negotiations or discussions sought to be initiated or continued with, the Company, its Subsidiaries or affiliates, or any of the respective directors, executive officers, agents or representatives of the foregoing, in each case from a person (other than Holdings and its representatives) with respect to an Acquisition Transaction, and a reasonable summary of the terms thereof, including the identity of such third party (unless disclosing the identity of such third party would violate the terms of any confidentiality or similar agreement binding on the Company and entered into on or prior to September 19, 1997), including any financing arrangement or commitment in connection therewith, and, except as otherwise would be inconsistent with the fiduciary duties of the Company's Board of Directors under applicable law, to update on an ongoing basis or upon Holdings' reasonable request, the status thereof, as well as any actions taken or other developments pursuant to this Section 6.2. As used herein, "Superior Proposal" means a bona fide, written proposal or offer made by any person (or group) (other than Holdings or any of its Subsidiaries) with respect to an Acquisition Transaction on terms which the Board of Directors of the

Company determines in good faith, based on the advice of independent financial advisors and legal counsel, to be more favorable to the Company and its stockholders than the transactions contemplated hereby (including taking into account the financing thereof).

     Section 6.3 Registration Statement. As soon as practicable, Holdings and the Company shall in consultation with each other prepare and file with the SEC the Proxy Statement in preliminary form and the Registration Statement. The Company and Holdings shall each use its reasonable best efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective as soon as practicable. The Company shall furnish Holdings with all information concerning the Company and the holders of its capital stock and shall take such other action as Holdings may reasonably request in connection with the Registration Statement and the Share Issuance. If at any time prior to the Effective Time any event or circumstance relating to the Company, any Subsidiary of the Company, Holdings, any Subsidiary of Holdings, or any of their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, such party shall promptly inform the other thereof and take appropriate action in respect thereof.

     Section 6.4  Proxy Statement; Stockholder Approval.

     (a) The Company, acting through its Board of Directors, shall, subject to and in accordance with applicable law and its Certificate of Incorporation, as amended, and its By-Laws, promptly and duly call, give notice of, convene and hold as soon as practicable following the date upon which the Registration Statement becomes effective a meeting of the holders of Company Common Stock for the purpose of voting to approve and adopt this Agreement and the transactions contemplated hereby, and, (i) except as the Board of Directors of the Company determines, in good faith and as advised by outside counsel, would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law, and subject to the second proviso of Section 6.2(a), recommend approval and adoption of this Agreement and the transactions contemplated hereby, by the stockholders of the Company and include in the Proxy Statement such recommendation and (ii) except as the Board of Directors of the Company determines, in good faith and as advised by outside counsel, would be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law and subject to the second proviso of Section 6.2(a), take all reasonable action to solicit and obtain such approval; provided, however that neither the Company's Board of Directors nor any committee thereof may either (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Holdings, the approval or recommendation of the Merger or this Agreement, or (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Transaction (other than the Merger), in the case of clauses (i) and (ii) next above until the sixth business day following Holdings' receipt of written notice advising Holdings that the Company's Board of Directors has received a Superior Proposal, specifying the material terms and conditions thereof and identifying the person making such Superior Proposal.

     (b) The Company shall, as promptly as practicable (or at such other time as may be mutually agreed by the Company and Holdings), cause the definitive Proxy Statement/Prospectus to be mailed to the stockholders of the Company and Holdings.

     Section 6.5  Compliance with the Securities Act.

     (a) At least 30 days prior to the Effective Time, the Company shall cause to be delivered to Holdings a list identifying all persons who are Affiliates of the Company.

     (b) The Company shall use its reasonable best efforts to cause each person who is identified as one of its Affiliates in its list referred to in Section 6.5(a) above to deliver to Holdings, at least 10 days prior to the Effective Time, a written agreement, in the form attached hereto as Exhibit 6.5(b).

     Section 6.6  Reasonable Best Efforts.

     (a) Subject to the terms and conditions herein provided and applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things (not, in the case of the Company, inconsistent with the fiduciary duties of its Board of Directors) necessary, proper or advisable (i) under applicable laws and regulations and otherwise to ensure that the conditions set forth in Article VII are satisfied and to consummate and make effective the transactions contemplated by this Agreement, and to obtain as promptly as practicable all consents, waivers, approvals, authorizations or permits of, or registration or filing with or notification to (any of the foregoing being a "Consent"), of any Governmental Entity, including, without limitation, under the HSR Act (it being agreed that Holdings shall cause to be taken all necessary action by the Fund, its control persons and Holdings' "ultimate parent entity" with respect to such Consents and the Company shall cause to be taken all necessary action by the Company Principals with respect to such Consents), (ii) to obtain the consent of its independent auditors to the use of its historical opinion covering the financial statements to be included in the Registration Statement and (iii) to attempt to obtain third party consents mutually agreed to be desirable in connection with the Merger.

     (b) In furtherance of the foregoing, at the Closing, Holdings shall enter into the Registration Rights Agreement (and cause the Fund to enter into the Registration Rights Agreement) and Sporting and the Surviving Corporation shall enter into the consulting agreements referenced in Section 7.3(i). In addition, in connection therewith, it is agreed that Holdings may enter into a registration rights agreement with the Fund provided such agreement with the Fund shall not cause Holdings to be in breach of the Registration Rights Agreement or materially adversely effect the benefits to the Shareholders (as defined in the Registration Rights Agreement), thereunder.

     (c) Each party hereto shall promptly inform the other of any material communication from the United States Federal Trade Commission, the Department of Justice, or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. After consultation with the other party, such party will make an appropriate response in compliance with such request.

     Section 6.7 Employee Benefits. During the one-year period immediately following the Effective Time, Holdings and the Surviving Corporation shall cause to be provided each of the employees who was employed by the Company or any of its Subsidiaries at the Effective Time and continue employment with the Surviving Corporation or any affiliate of the Surviving Corporation ("Employee") benefits (including, without limitations, benefits under each Company Plan and Company Benefit Plan (including benefits related to termination of employment)) which, taken as a whole, are no less favorable to the Employee than the benefits provided the Employee by the Company and its Subsidiaries immediately prior to the Effective Time unless any of the benefits provided to comparable employees by Sporting would be significantly more favorable to the Employee in which event such more favorable benefits will be provided to the Employee as soon as reasonably practicable. Each of Sporting and the Surviving Corporation and its affiliates shall credit Employees with any amounts paid for the calendar year under the Company's medical and dental plans prior to the transition to a new medical or dental program toward satisfaction of the applicable deductible amounts and copayment and deductible maximums under any new medical or dental program. With respect to each Employee, each of Sporting and the Surviving Corporation and its affiliates shall treat service treated by the Company or its Subsidiaries as service with the Company or its Subsidiaries as service with each of Sporting and the Surviving Corporation or its affiliates for purposes of employee benefits and fringe benefits, including, without limitation, vacation benefits, waiting periods, vesting requirements and pre-existing conditions limitations. The Company, prior to the Effective Time, and Holdings and the Surviving Corporation, from and after the Effective Time, shall make the severance payments set forth on Schedule 6.7 to the extent that such payments have been accurately calculated pursuant to the terms of the Company's Severance Plan, including consistent with any discretion of the committee administering such plan, all of which have been approved by such committee as of the Original Execution Date.

     Section 6.8 Public Announcements. Each of Holdings and the Company agrees that, except as may be required by applicable law as advised by counsel, it will not issue any press release or otherwise make any public statement with respect to this Agreement (including the Exhibits hereto) or the transactions contemplated hereby (or thereby) without having consulted with the other party.

     Section 6.9  Directors' and Officers' Indemnification and Insurance.

     (a) Holdings, Sporting and the Company agree that all rights to indemnification, exculpation, advancement of expenses and the like now existing in favor of any director or officer of the Company and its Subsidiaries (the "Indemnified Parties") as provided in their respective charters or by-laws, or in an agreement between an Indemnified Party and the Company or one of its Subsidiaries set forth in Section 6.9 of the Company Disclosure Schedule, are contract rights and shall survive the Merger. In addition, and without limiting the foregoing, Holdings, Sporting and the Surviving Corporation shall indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of its Subsidiaries, occurring at or prior to the Effective Time including, without limitation, the transactions contemplated by this Agreement. Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring at or prior to, and including, the Effective Time, Holdings, Sporting and the Surviving Corporation will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith so long as such party shall enter into an undertaking with Holdings, Sporting and the Surviving Corporation to reimburse Holdings, Sporting and the Surviving Corporation, to the extent required by applicable law, for all amounts advanced if a court of competent jurisdiction shall ultimately determine, in a judgment which is not subject to appeal or review, that indemnification of such Indemnified Party is prohibited by applicable law. Holdings, Sporting and the Surviving Corporation shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 6.9.

     (b) Holdings, Sporting and the Surviving Corporation shall cause to be maintained in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that Holdings, Sporting and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that Holdings, Sporting and the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the Original Execution Date (which premium is disclosed in Section 6.9 of the Company Disclosure Schedule) and if Holdings, Sporting and the Surviving Corporation are unable to obtain the insurance required by this Section 6.9(b) they shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Section 6.10 Expenses. Each party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; in particular Holdings and the Company will share equally the expenses incurred in connection with (i) filings under HSR and any other antitrust laws and (ii) preparing, printing and distributing the Proxy Statement and the Registration Statement (but, not including any such expenses incurred prior to the Original Execution Date).

     Section 6.11 Listing Application; 1934 Act Registration. The Company and Holdings shall each use its reasonable best efforts to cause the shares of Holdings Common Stock to be issued pursuant to this Agreement in the Merger to be listed for trading on the Nasdaq National Market at the time of such issuance and the Holdings Common Stock to be designated as a national market system security by the Nasdaq National Market at the effective date of the Merger. Holdings shall not file or permit to become effective any registration under
Section 12 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the deemed registration of the Holdings Common Stock under the 1934 Act (the "1934 Act Registration") pursuant to Rule 12g-3(a) as a result of the consummation of the Merger.

     Section 6.12 Supplemental Disclosure. The Company shall give prompt notice to Holdings, and Holdings shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Holdings, as the case may be, to comply with in any material respect any covenant or agreement to be complied with by it hereunder. Each of the parties hereto shall deliver an updated Company Disclosure Schedule or updated Holdings Disclosure Schedule, as the case may be, on the 15th day of each fiscal month until the Effective Time, providing updated disclosure through the end of the preceding fiscal month. The updated Company Disclosure Schedules and updated Holdings Disclosure Schedules shall not be deemed to amend the Company Disclosure Schedule or the Holdings Disclosure Schedule, as the case may be, and the delivery of any notice and updated Company Disclosure Schedules and Holdings Disclosure Schedules pursuant to this Section 6.12 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VII of this Agreement or the right to terminate this Agreement pursuant to Article VIII of this Agreement or otherwise limit or affect the remedies available hereunder to any party. In addition, the Company shall deliver to Holdings a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company on or prior to the 15th day of each fiscal month until the Effective Time certifying as to the Company's compliance with the requirements of Section 8.1(g) for the relevant preceding date specified in clause (iii) of Section 8.1(g) and attaching calculations in reasonable detail demonstrating such compliance in the case of clauses (ii) or (iii), as applicable, of Section 8.1(g).

     Section 6.13 Store Names. Holdings affirms as of (i) the Original Execution Date, that it had no, (ii) the date hereof, that it has no, and (iii) the Closing, it will not have any, present intention to change the names of any of the Company's present stores other than in the Seattle, Washington and Portland, Oregon metropolitan areas, and agrees that for a period of two years from the Effective Time, Holdings will not, and will not permit its Subsidiaries to, change the names of the Company's present stores in the Chicago, Illinois metropolitan area; provided, that Holdings' obligations under this Section 6.13 shall cease upon a significant change in the ownership of Holdings and are generally subject to Holdings' Board of Directors' fiduciary duties.

     Section 6.14 Tax Returns. After the Effective Time, the Company authorizes Holdings and the Surviving Corporation to prepare and file all tax returns on behalf of the Company covering any period prior to the Effective time, subject, however, to Section 4.13(k) hereof.

     Section 6.15 Purchase Accounting. Each of the parties hereto acknowledges that the Merger will be accounted for under the purchase method of accounting.

     Section 6.16 Stock Legending. The Company agrees to cooperate fully in the legending of certain certificates representing shares of Company Common Stock as contemplated by the Stockholder Agreement of even date herewith by and among Holdings and the stockholders of the Company signatory thereto.

     Section 6.17 Stay Bonus Program. Notwithstanding anything to the contrary in this Agreement, the Company shall implement a "stay bonus" program consistent with the recommendations of William M. Mercer, Incorporated, such program to be implemented as soon as practicable.

     Section 6.18 Time of the Essence. All parties hereto acknowledge that time is of the essence to the performance of this Agreement.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1  Conditions to Each Party's Obligation to Effect the
Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

     (a) Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote (as described in Section 3.5) of the stockholders of the Company in accordance with applicable law.

     (b) HSR and Other Regulatory Approvals. All applicable waiting periods (and any extension thereof) applicable to the consummation of the Merger and the transactions contemplated hereby under the HSR Act shall have expired or been terminated. All other authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity, which the failure to obtain, make or occur would have a Holdings Material Adverse Effect, assuming the Merger had taken place, shall have been obtained, shall have been made or shall have occurred.

     (c) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC. The Holdings Common Stock shall be designated a Nasdaq National Market System security and the shares of Holdings Common Stock issuable in accordance with the Merger and upon exercise of Substitute Company Options shall be listed for trading on the Nasdaq National Market and no action other than the 1934 Act Registration shall be required with respect to such designation and listing.

     (d) No Injunction. No Governmental Entity having jurisdiction over the Company or Holdings, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

     (e) Litigation. There shall not have been instituted or be pending any suit, action or proceeding by any Governmental Entity as a result of this Agreement or any of the transactions contemplated hereby which questions the validity or legality of the transactions contemplated by this Agreement and which, if such Governmental Entity were to prevail, would reasonably be expected to have a Holdings Material Adverse Effect, assuming the Merger had taken place.

     Section 7.2 Conditions to Obligations of Holdings and Acquisition to Effect the Merger. The obligations of Holdings and Acquisition to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by Holdings:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement which are qualified by reference to Company Material Adverse Effect shall be true and correct and the representations and warranties of the Company that are not so qualified shall be true and correct except where the failure to be true and correct would not have a Company Material Adverse Effect, in each case as of the Effective Time as though made at and as of the Effective Time, and Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to a failure of the foregoing condition).

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to a failure of the foregoing condition).

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or occurrence which has had, or would reasonably be expected to have, a Company Material Adverse Effect, and

Holdings shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to a failure of the foregoing condition).

     (d) [intentionally deleted]

     (e) Legal Opinion. Holdings shall have received an opinion of counsel from outside counsel to the Company reasonably acceptable to Holdings in form and substance reasonably satisfactory to Holdings.

     (f) Related Party Transactions. All amounts due and payable by any Company Principal to the Company or any of its Subsidiaries pursuant to or in connection with any transactions described in Section 3.20, or otherwise due and payable by any Company Principal, shall have been paid to the Company, and Item 7 on
Section 3.20 of the Company Disclosure Schedule shall have been terminated in writing by the partnerships referenced therein, and any other similar items involving any of the Company Principals which were required to be set forth on
Section 3.20 of the Company Disclosure Schedule on the Original Execution Date but were not so disclosed (including by cross-reference) (but not including any matters pursuant to Company Plans, Company Benefit Plans and rights of officers and directors pursuant to the Company's certificate of incorporation and by-laws and insurance policies of the Company or any of its Subsidiaries) shall have been terminated in writing. Without implication that the contrary would otherwise be true, any items cross-referenced on Section 3.20 of the Company Disclosure Schedule and any items deemed disclosed on such Section 3.20 pursuant to the lead-in to Article III shall be deemed disclosed on such Section 3.20 for purposes of this Section 7.2(f).

     Section 7.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions, unless waived in writing by the Company:

     (a) Representations and Warranties. The representations and warranties of Holdings, Sporting and Acquisition contained in this Agreement which are qualified by reference to Holdings Material Adverse Effect shall be true and correct, the representations and warranties of Holdings, Sporting and Acquisition that are not so qualified shall be true and correct except where the failure to be true and correct would not in the aggregate have a Holdings Material Adverse Effect, and the representations and warranties contained in Sections 4.13, 4.23 and 6.13 shall be true and correct, in each case as of the Effective Time as though made on and as of the Effective Time, and the Company shall have received a certificate signed on behalf of Holdings, Sporting and Acquisition by their respective chief executive officers and chief financial officers to such effect.

     (b) Performance of Obligations of Holdings, Sporting and
Acquisition. Holdings, Sporting and Acquisition shall each have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Holdings, Sporting and Acquisition by their respective chief executive officers and chief financial officers to such effect.

     (c) Material Adverse Change. Since the date of this Agreement, there shall have been no event or circumstance which has had, or would reasonably be expected to have, a Holdings Material Adverse Effect; and the Company shall have received a certificate on behalf of Holdings, Sporting and Acquisition by their respective chief executive officers and chief financial officers to such effect.

     (d) Holdings Charter, and Surviving Corporation Charter. The Holdings Charter and the Surviving Corporation Charter shall each have been filed with the Secretary of State of the State of Delaware.

     (e) Material Consents. [intentionally deleted]

     (f) Legal Opinion. The Company shall have received an opinion of counsel from Brownstein Hyatt Farber & Strickland, P.C. in form and substance reasonably satisfactory to the Company.

     (g) Tax Opinion of Counsel. The Company shall have received an opinion of its outside counsel in form and substance reasonably acceptable to the Company, to the effect that the transactions contemplated by this Agreement will be tax free. Holdings, Sporting and Acquisition shall cooperate with the Company's counsel and other advisors in the investigation of factual and other matters necessary or appropriate in granting or withholding such opinion.

     (h) Registration Rights Agreement. Holdings and the Fund shall enter into the Registration Rights Agreement with each of the persons to be parties thereto in the form attached hereto as Exhibit C.

     (i) Consulting Agreements. Sporting and the Surviving Corporation shall have entered into consulting agreements with each of Messrs. Hochberg, Hochberg and Lowenstein in the form attached hereto as Exhibit D.

                                                ARTICLE VIII
                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated, and the Merger and the other transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company or Holdings:

     (a) by mutual written consent of Holdings and the Company;

     (b) by either Holdings or the Company, if the Merger shall not have been consummated on or before May 31, 1998 (unless, in the case of any such termination pursuant to this Section 8.1(b), the failure of such event to occur shall have been caused by the action or failure to act of the party seeking to terminate this Agreement, which action or failure to act constitutes a breach of such party's obligations under this Agreement);

     (c) by either Holdings or the Company, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its reasonable best efforts to remove such injunction or overturn such action;

     (d) by Holdings, if (i) there has been a breach by the Company of any of its representations or warranties set forth in this Agreement the effect of which is a Company Material Adverse Effect or a breach by the Company in any material respect of any of its material covenants and agreements set forth in this Agreement, in either case which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Holdings to the Company, (provided that no authorization, consent or approval of any person (other than as contemplated by Section 7.1 hereof) in connection with the transactions contemplated hereby, nor the failure to obtain any of the foregoing or satisfy any conditions imposed incident to the giving of any consent, nor any violation, default, right of termination, cancellation or acceleration, or loss of benefit or creation of any Lien arising in connection with, or as a result of, any of the foregoing, shall, or shall be deemed to, give rise to such a right of termination), (ii) the Board of Directors of the Company (x) fails to recommend the approval and adoption of this Agreement and the transactions contemplated hereby to the Company's stockholders in accordance with Section 6.4 hereof, or (y) withdraws or amends or modifies in a manner adverse to Holdings its recommendation or approval in respect of this Agreement or the transactions contemplated hereby, or (iii) (a) the Company through any of its directors or executive officers so expressly authorized to act by the Board of Directors shall willfully take any of the actions proscribed by Sections 6.2 or 6.4, or (b) any of the Company's directors, officers, employees, agents or representatives of the foregoing shall take any of the actions proscribed by Sections 6.2 or 6.4 and the Company shall not, within 24 hours of the giving of written notice to the Company to do so by Holdings, disavow such action and use all reasonable efforts to cause such action to be terminated, unwound, abandoned or otherwise negated;

     (e) by the Company if the Board of Directors of the Company shall determine, in good faith and after consultation with its financial advisor and outside counsel, that a proposal for an Acquisition Transaction constitutes a Superior Proposal;

     (f) by the Company, if there has been a breach by Holdings, Sporting or Acquisition of any of its representations or warranties set forth in this Agreement the effect of which is a Holdings Material Adverse Effect or a breach by Holdings, Sporting or Acquisition in any material respect of any of its material covenants and agreements set forth in this Agreement, in either case, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to Holdings; and

     (g) by Holdings if (i) any event has occurred that has had, or would reasonably be expected to have, a Company Material Adverse Effect, (ii) prior to the Conditional Date and (a) prior to February 1, 1998, the Company's Net Worth falls below $70 million, or (b) after February 1, 1998, the Company's Net Worth falls below $67.5 million, as, in each case, the term "Net Worth" is calculated under the Credit Agreement as in effect on the Original Execution Date, provided, however, that such Net Worth calculation shall be made without taking into account amounts increasing or decreasing Net Worth pertaining, or with respect, to (r) any of the Pack Boot Inventory (as defined in the Pack Boot Agreement), the Additional Ski Inventory (as defined in the Pack Boot Agreement) or any transaction pursuant to the Pack Boot Agreement or the Consignment Agreement, (s) any charge to establish a LIFO reserve, (t) any severance, bonus or other change-in-control related items paid or incurred in connection with the Merger, (u) costs and expenses in connection with the Company's efforts to engage in any extraordinary transaction, including, without limitation, the Merger (capped in the event of any such transactions other than the Merger at $200,000), (v) any expenses associated with the termination of any contract, or the obtaining of any consent, in connection with the Merger or the transactions contemplated thereby, (w) any reversal into income of the Company's inventory reserve for obsolescence, (x) any reversal into income for any unused or unallocated portion of the reserve established in the 1996 fiscal year pertaining to the decision to exit the Canadian market, (y) any increase to the reserve previously established for the River North property, or (z) any after tax impact of any change in the Company's valuation reserve for its deferred tax assets and the loss of any deferred tax benefit resulting from the failure to tax-effect any operational loss; and, provided, further, that in making such Net Worth calculation, Net Worth shall be increased by the amount of expenses incurred, in the fiscal year ended February 1, 1998 (up to $739,000 pre-tax), that would not have been incurred if the Company's forecasted plan to reduce operational expenses in such fiscal year had been adhered to, (iii) prior to February 2, 1998, the sum of the Company's long term debt (including current and long-term capital lease obligations), short term debt, Accounts Payable (meaning as of each determination date, all amounts due for trade merchandise and such other liabilities consistently classified as "Accounts Payable" in the current liabilities of the SEC Financial Statements as defined below) and Accrued Liabilities (meaning as of each determination date, all amounts accrued for taxes, salaries and wages, interest, rent, utilities, advertising, insurance and such other current liabilities consistently classified as "Accrued Expenses" in the current liabilities of the SEC Financial Statements, but excluding all amounts recorded and classified as "Reserve for Store Closings") calculated in accordance with GAAP applied on a basis consistent with past practice and the audited financial statements for the year ended February 2, 1997 included in the Company's Form 10-K and the interim financial statements for the quarterly periods ending May 4, 1997 and August 3, 1997, included in the Company's Form 10-Q) (the "SEC Financial Statements") shall exceed the following amounts as of any of the following dates occurring prior to the Conditional Date: $163,328,000 at October 5, 1997; $178,008,000 at November 2, 1997; $194,212,000 at November
30, 1997; $155,880,000 at January 4, 1998; or $154,265,000 at February 1, 1998;
provided, however, that any amounts paid or accrued in such fiscal year ended February 1, 1998 and specified in subclauses (r), (s), (t), (u) or (v) above shall not be taken into account in determining Accounts Payable, short term debt or Accrued Liabilities, as the case may be, for purposes of this clause (iii).

     Section 8.2  Effect of Termination.

     (a) If: (i) an Acquisition Transaction (a "Competing Acquisition Transaction") shall have been made known to the Company or any of its Subsidiaries or has been proposed directly to its stockholders generally or any person shall have publicly announced an intention (whether or not conditional) to enter into an

Acquisition Transaction and thereafter the approval of the Merger by the Company's stockholders is not obtained; or (ii) the Company terminates this Agreement pursuant to Section 8.1(e); and the Company enters into a definitive agreement with any person or entity with respect to such Competing Acquisition Transaction or the Acquisition Transaction which gave rise to such termination pursuant to Section 8.1(e) (or any revision of such Acquisition Transaction), as the case may be, within nine months after the termination of this Agreement or such Competing Acquisition Transaction or the Acquisition Transaction which gave rise to such termination pursuant to Section 8.1(e) is consummated within nine months after the termination of this Agreement, then within two business days after entering into such definitive agreement or after such consummation, the Company shall pay Holdings a fee (the "Alternative Proposal Fee") in cash equal to $2.5 million. The Alternative Proposal Fee shall also be payable within two business days of Holdings' termination of this Agreement pursuant to Section 8.1
(d)(iii). In no event shall more than one Alternative Proposal Fee be payable to Holdings.

     (b) In the event of termination of this Agreement pursuant to this Article VIII, the Merger shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of Section 6.1(b), Section 6.10 and this
Section 8.2 shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from liability for any material breach of this Agreement.

     Section 8.3 Authority for Termination. Any termination of this Agreement pursuant to Section 8.1 may only be made pursuant to the approval of the board of directors of the applicable party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

     Section 9.1 Amendment and Modification. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented only by written agreement (referring specifically to this Agreement) of Holdings and the Company with respect to any of the terms contained herein; provided, however, that no such amendment, modification or supplementation shall be made which under applicable law requires the approval of stockholders of the Company or Holdings, without the further approval of such stockholders.

     Section 9.2 Waiver. At any time prior to the Effective Time, Holdings, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any documents delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein which may legally be waived. Any such extension or waiver shall be valid only if set forth in an instrument in writing specifically referring to this Agreement and signed on behalf of such party.

     Section 9.3 Survivability. Except as provided in this Agreement with respect to Holdings, Sporting and Acquisition, the respective representations and warranties of Holdings, Sporting and Acquisition, on the one hand, and the Company, on the other hand, and the covenants and agreements of the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements contained herein or in any certificate or other documents delivered prior to or as of the Effective Time of Holdings, Sporting and Acquisition (or the Surviving Corporation as the case may be) shall survive the Effective Time (including, without limitation, any such covenants and agreements contained in Section 4.13(k) hereof).

     Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally or by next-day courier or telecopied with confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, or one day after delivery to a courier for next-day delivery.

     If to Holdings, Sporting or Acquisition to:

     Gart Sports Company
     1000 Broadway
     Denver, CO 80203
     Attention: John Douglas Morton
     Telecopier: (303) 830-9282

     with copies to:

     Leonard Green & Partners, L.P.
     11111 Santa Monica Boulevard
     Suite 2000
     Los Angeles, California 90025
     Attention: Jennifer Holden Dunbar
     Telecopier: (310) 954-0404

     and

     Brownstein Hyatt Farber & Strickland, P.C.
     410 17th Street
     Denver, CO 80202
     Attention: Jeffrey M. Knetsch
     Telecopier: (303) 623-1956

     If to the Company, to:

     Sportmart, Inc.
     1400 South Wolf Road
     Wheeling, IL 60090
     Attention: Andrew S. Hochberg
     Telecopier: (847) 520-1884

     with copies to:

     Altheimer & Gray
     10 S. Wacker Drive
     Suite 4000
     Chicago, IL 60606
     Attention: Myron Lieberman, Esq.
            Peter Lieberman, Esq.
     Telecopier: (312) 715-4800

     and:

     Katten Muchin & Zavis
     525 W. Monroe Street
     Suite 1600
     Chicago, IL 60661
     Attention: Matthew S. Brown, Esq.
     Telecopier: (312) 902-1061

     Section 9.5 Descriptive Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to Sections, Exhibits or Articles mean a Section, Exhibit or Article of this Agreement unless otherwise indicated. References to this Agreement shall be deemed to include the Exhibits hereto, unless the context otherwise requires. The term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a Governmental Entity, an unincorporated organization and any other entity of or any fund.

     Section 9.6 Entire Agreement; Assignment. This Agreement (including the Exhibits and other documents and instruments referred to herein), together with the Confidentiality Agreement, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them, with respect to the subject matter hereof. Except for the provisions of Sections 1.7, 4.13(k) and 6.13 (each of which shall be expressly for the benefit of the stockholders of the Company immediately prior to the Effective Time) and Sections 6.7 (which shall expressly be for the benefit of the Employees) and 6.9 (which shall be expressly for the benefit of the Indemnified Parties), all of which provisions shall survive the Closing, this Agreement is not intended to confer upon any person not a party hereto any rights or remedies hereunder. This Agreement shall not be assigned by operation of law or otherwise. Any damages payable to stockholders of the Company for breach of this Agreement shall be payable in voting common stock of Holdings (valued at the price determined under Section 2.4(i)) to the extent necessary to assure qualification of the Merger as a tax-free reorganization under section 368(a)(2)(E) of the Code.

     Section 9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

     Section 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court sitting in the State of Delaware.

     Section 9.9 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

     Section 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREFORE, each of Holdings, Sporting, Acquisition and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.
                                            GART SPORTS COMPANY

                                            By:        JOHN DOUGLAS MORTON

                                              ----------------------------------
                                              Name: John Douglas Morton
                                              Title: President and Chief
                                                Executive Officer

                                            GART BROS. SPORTING GOODS COMPANY

                                            By:        JOHN DOUGLAS MORTON

                                              ----------------------------------
                                              Name: John Douglas Morton
                                              Title: President and Chief
                                                Executive Officer

                                            GB ACQUISITION, INC.

                                            By:        JOHN DOUGLAS MORTON

                                              ----------------------------------
                                              Name: John Douglas Morton
                                              Title: President and Chief
                                                Executive Officer

                                            SPORTMART, INC.

                                            By:          ANDREW HOCHBERG

                                              ----------------------------------
                                              Name: Andrew Hochberg
                                              Title: CEO